Exhibit 10.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

WIDEOPENWEST, INC.

and

RADIATE HOLDCO, LLC

Dated as of June 30, 2021

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LIST OF EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Assignment and Assumption Agreement of Lease Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of June 30, 2021 by and between WideOpenWest, Inc., a Delaware corporation (“Seller”), and Radiate HoldCo, LLC, a Delaware limited liability company (“Purchaser”). Purchaser and Seller are sometimes referred to herein collectively as the “Parties” and each as a “Party.”

RECITALS

WHEREAS, Seller, directly and indirectly through certain of the Seller Subsidiaries, operates certain businesses and activities in the territories that are the subject of the service territories set forth on Section 1.1(a) of the Seller Disclosure Schedule (collectively, the “Market”);

WHEREAS, Seller, directly and indirectly, including through certain of the Seller Subsidiaries, currently operates and conducts business, including the business of providing subscribers with residential and business voice, broadband, and cable television services, including Cable Services, Regulated Telephone Services, VoIP services, Broadband Internet Access Service, and associated products to support those services, and related activities, in each case in the Market (all the business and activities, as currently conducted by Seller and Seller Subsidiaries in the Market on the date of this Agreement, the “Business”); and

WHEREAS, Seller desires to sell (or cause to be sold), and Purchaser desires to purchase, the Acquired Assets, and Purchaser desires to assume the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1         Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Acquired Assets” means, other than the Excluded Assets, all of Seller’s and the Seller Subsidiaries’ right, title and interest in and to all of the assets, properties, claims and rights owned, leased or used by Seller or the Seller Subsidiaries, whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, exclusively or primarily used in or for or otherwise exclusively or primarily related to the operation of the Business, including all of Seller’s and Seller’s Subsidiaries’ right, title and interest in and to the following assets:

(i)	all trade accounts or other receivables generated by the Business;

(ii)	all assets exclusively or primarily used in or exclusively or primarily related to the operation of the Business of the type shown on the Sample Closing Statement for the Business;

(iii)	all machinery, vehicles, tools, components, parts, inventory and all other tangible personal property (including office furniture, fixtures, office equipment and supplies, and leasehold improvements) exclusively or primarily used in or exclusively or primarily related to the operation of the Business;

(iv)	all customer premises equipment, computers, hardware, servers, websites, applications, workstations, routers, hubs, switches, data communications lines (including fiber or analog), networks, hubs, nodes, poles and interfaces, and other information technology equipment, infrastructure, systems, and Equipment (collectively, “IT Assets”) (including all computer Software loaded thereon but only to the extent the Copyright embodied therein is owned by Seller or the Seller Subsidiaries, including as set forth in Section 1.1(b) of the Seller Disclosure Schedule), in each case exclusively or primarily used in or exclusively or primarily related to the operation of the Business, subject to obtaining Third-Party Consents pursuant to Section 5.5 with respect to any of the foregoing licensed from a third party (the “Transferred IT Assets”);

(v)	all Contracts to which the Seller or any Seller Subsidiary is a party and which are exclusively or primarily used in or exclusively or primarily related to the operation of the Business (including any of the Shared Contracts to the extent apportioned to the Purchaser in accordance with and subject to the rights and obligations of the Parties with respect to such Shared Contracts under Section 5.5 of this Agreement) (the “Transferred Contracts”);

(vi)	the Acquired Intellectual Property, including the goodwill appurtenant to any Marks included in the Acquired Intellectual Property;

(vii)	all Internet protocol addresses with respect to each of the customers in the Business;

(viii)	all Permits exclusively or primarily used in or exclusively or primarily related to the operation of the Business, including those set forth in Section 1.1(c) of the Seller Disclosure Schedule;

(ix)	the Real Property Leases and Leased Real Property, including as set forth on Section 3.11(a) of the Seller Disclosure Schedule, together with (i) any prepaid rent, security deposits and options to purchase in connection therewith and (ii) any fixtures, structures or improvements appurtenant to the Leased Real Property;

(x)	the Owned Real Property;

(xi)	all books and records to the extent related to the Business (whether in hard copy or computer, digital, mobile or other electronic format), including, to the extent permitted by Law, (i) personnel records with respect to the Transferred Employees (excluding, for the avoidance of doubt, any (A) personnel records relating to Seller employees who do not become Transferred Employees and (B) competitively sensitive information to the extent related to the business of Seller or any of its Affiliates and unrelated to the Business contained in books and records of the Business), other than Tax Returns and other books and records related to Taxes paid by Seller or any of its Affiliates;

(xii)	the assets set forth in Section 1.1(d) of the Seller Disclosure Schedule.

“Acquired Intellectual Property” means all Intellectual Property Rights (other than Marks and Internet Properties) owned by Seller or its Subsidiaries that are exclusively or primarily used in, or exclusively or primarily related to, the Business, and all rights to seek and recover damages for the infringement of any of the foregoing; provided that, notwithstanding the foregoing, with respect to Registered Intellectual Property, the Acquired Intellectual Property shall include only the Registered Intellectual Property, if any, listed in Section 1.1(e) of the Seller Disclosure Schedule.

“Action” means any claim, action, suit, arbitration, litigation or proceeding.

“Actual Fraud” of a Party means an intentional and willful misrepresentation of a representation or warranty set forth in Article III or Article IV by such Party that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, owns, controls, or is controlled by, or is under common control with, such first Person. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” mean the Transition Services Agreement, the Assignment and Assumption Agreement and the Assignment and Assumption of Lease Agreement.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into at the Closing substantially in the form of Exhibit B hereto.

“Assignment and Assumption of Lease Agreement” means the Assignment and Assumption of Lease Agreement to be entered into at the Closing substantially in the form of Exhibit C hereto with respect to each Real Property Lease.

“Assumed Liabilities” means, other than the Retained Liabilities specified in clauses (a) through (i) (inclusive) of the definition thereof, any and all Liabilities to the extent relating to or arising from the operation of the Business or the ownership of the Acquired Assets, including the following Liabilities:

(i)	all trade accounts payables generated by the Business;

(ii)	all Liabilities to the extent arising out of or relating to the Business of the type shown on the Sample Closing Statement for the Business;

(iii)	any and all Liabilities with respect to Taxes to the extent (A) imposed with respect to, arising out of or relating to the Acquired Assets, the Assumed Liabilities or the Business (in each case, other than Excluded Taxes), (B) imposed on Purchaser, or (C) Purchaser is liable therefor under Section 5.12(d);

(iv)	all Liabilities to the extent related to the operation of the Business or the ownership of the Acquired Assets arising out of any applicable Law (including interpretations of statutes, ordinances, rules and regulations) or other action taken by a Governmental Authority with respect to any such Law;

(v)	all Liabilities to or with respect to Transferred Employees, except as otherwise explicitly provided in this Agreement, whether arising before, on or after the Closing;

(vi)	all Liabilities to the extent arising out of or relating to the Transferred Contracts;

(vii)	all Liabilities to the extent associated with Permitted Liens;

(viii)	all Liabilities in respect of any Action set forth on Section 1.1(f) of the Seller Disclosure Schedule or to the extent relating to or arising exclusively or primarily from the operation of the Business or the ownership of the Acquired Assets;

(ix)	all Liabilities for warranty claims and product liability or similar claims, including all Actions relating to any such Liabilities, to the extent relating to or arising exclusively or primarily from the operation of the Business and/or the ownership of the Acquired Assets;

(x)	all Liabilities under Environmental Laws to the extent relating to or arising exclusively or primarily from the operation of the Business and/or the ownership of the Acquired Assets;

(xi)	all Capital Leases of Seller and the Seller Subsidiaries to the extent relating to or arising from the operation of the Business or the ownership of the Acquired Assets (the “Assumed Capital Leases”); and

(xii)	the Liabilities set forth in Section 1.1(g) of the Seller Disclosure Schedule.

“Broadband Internet Access Service” shall have the meaning ascribed to it at 47 C.F.R. § 8.1(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” means any individual who is an employee of Seller or any Seller Subsidiary as of the date hereof and as listed on Section 1.1(h) of the Seller Disclosure Schedule (including any such employee who is on sick leave, military or other long-term approved leave, vacation, holiday, or short-term disability, but excluding any such employee who is on long-term disability as of the Closing); provided that such list shall identify each such individual by title, job location, and leave status, such list to be updated from time to time to reflect vacancies, change of leave status, hirings and terminations of employment in compliance with this Agreement between the date hereof and the Closing.

“Business Material Adverse Effect” means any event, change, effect or development that, individually or in the aggregate with others, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole, or the Acquired Assets and Assumed Liabilities, taken as a whole; provided that no such event, change, effect or development to the extent resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, a Business Material Adverse Effect: (a) changes in the general conditions or trends in the industries or businesses in which the Business is operated; (b) changes in domestic, foreign or global political, economic, regulatory, business, monetary, financial, securities, or capital or credit market conditions (including interest rates, exchange rates, or the price of commodities or raw materials); (c) changes in geopolitical conditions, trade wars, tariffs or sanctions, any act of civil unrest, civil disobedience, war, sabotage, cybercrime or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of this Agreement; (d) any natural or manmade disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, acts of God, or any virus, pandemic (including Covid-19), epidemic or disease or similar force majeure events, including any material worsening of such conditions threatened or existing on the date of this Agreement; (e) the failure of Seller or any of its Affiliates to meet internal, Purchaser or analyst, published or other projections, forecasts, milestones, estimates, guidance or budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Business Material Adverse Effect; provided, further, that this clause (e) shall not be construed as implying that the Seller is making any representation or warranty hereunder with respect to any internal, Purchaser or analyst, published or other projections, forecasts, milestones, guidance, estimates or budgets and no such representations or warranties are being made hereby); (f) any matter set forth in the Seller Disclosure Schedule as in existence on the date hereof; (g) the execution and the announcement of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of Purchaser or any of its Affiliates), Seller’s compliance with or performance under the terms hereof or thereof or the announcement, pendency or consummation of the transactions contemplated hereby or thereby, including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, financing sources, customers, franchisees, suppliers, partners, Governmental Authorities or other business relationships (provided, that this clause (g) shall not apply to any representation or warranty set forth in Section 3.3 or otherwise in this Agreement addressing consents, breaches, non-contravention or similar effects or results arising from this Agreement or any Ancillary Agreement or the consummation of any of the respective transactions contemplated hereby or thereby (or the condition set forth in Section 6.2(a) to the extent relating to any such representation or warranty)); (h) changes in any Law after the date hereof (including any governmental or quasi-governmental action, including Covid-19 Measures, taken in connection with any virus, pandemic (including Covid-19), epidemic or disease or similar force majeure events, including any material worsening of such conditions) or changes after the date hereof in GAAP or other applicable accounting principles or standard or any interpretations thereof; (i) the Excluded Assets; provided that the matters described in clause (a), (b), (c), (d) or (i) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate and adverse effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates (in which case only such incremental disproportionate and adverse impact may be taken into account in determining whether there has been a Business Material Adverse Effect).

“Cable Services” shall have the meaning ascribed to it at 47 U.S.C. § 522(6).

“Cable System” shall have the meaning ascribed to it at 47 U.S.C. § 522(7).

“CapEx Budget” shall mean, for the period between January 1, 2021 and the July 31, 2022, the aggregate amount equal to the sum of the amounts set out in the column titled ‘Monthly Accrued Capex ($000’s)’ in the table set forth on Section 1.1(i) of the Seller Disclosure Schedule, with respect to each of the months during such period (which shall be prorated for any partial month therein based on the number of days elapsed in such month through the Effective Time relative to the total number of days in such month).

“Capital Expenditures” means capital expenses, as defined consistent with, and calculated in accordance with, GAAP, to the extent to acquire, maintain, or upgrade Acquired Assets, excluding any capital expenditures to the extent to remediate or otherwise address any casualty, condemnation, taking, loss, emergency, outage, or similar event, or any Liability occurring other than in the ordinary course of business.

“Capital Expenditure Shortfall” means, as of the Effective Time, the positive amount, if any (and zero otherwise), by which the aggregate sum of the monthly amounts through the Effective Time (prorated for the month of the Effective Time, as applicable) in the CapEx Budget exceeds the amount of Capital Expenditures actually paid (other than payments in respect of Capital Expenditures incurred prior to January 1, 2021), or (without duplication) incurred and reflected in the Final Closing Working Capital as a current liability, by Seller and the Seller Subsidiaries between January 1, 2021 and the Effective Time.

“Capital Leases” means all obligations of such Person as lessee that are capitalized in accordance with GAAP (which, for the avoidance of doubt, do not include operating lease Liabilities).

“Change of Control” means, with respect to the Seller, the occurrence after the Closing Date of (a) consolidation, merger or other similar business combination of Seller with or into any other un-Affiliated third Person, immediately following which the stockholders of the Seller prior to such transaction fail to beneficially own in the aggregate the Majority Voting Power of the surviving Person in such consolidation, merger or business combination (or of its direct or indirect parent Person), other than as a result of Permitted Investors (as defined in the Credit Agreement) obtaining direct or indirect ownership of such Majority Voting Power or (b) a transaction or series of related transactions in which any Person or “group” (as such term is used in Section 13(d) of the Exchange Act), other than Permitted Investors (as defined in the Credit Agreement), that did not directly or indirectly hold a Majority Voting Power of Seller prior to such transaction(s) acquires capital stock entitling such Person or “group” to Majority Voting Power of Seller immediately thereafter (other than any reincorporation, reorganization, consolidation, merger, business combination, restructuring or similar corporate transaction(s) in which Seller’s stockholders directly or indirectly own, immediately thereafter, interests in the new direct or indirect parent company in substantially the same percentage as such stockholders owned in Seller immediately prior to such transaction(s)).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Laws” mean the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other U.S. federal or state, or foreign or supranational Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 5, 2021, between Purchaser and Seller.

“Consents” means any and all authorizations, consents, Orders, ratifications, waivers or other approvals of, or declarations or Permits of, or filings with, or expiration of any waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement or necessary to prevent any conflict with, violation or breach of, or default under, any Contract, Permit or applicable Law, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, any contract or other agreement, including under any Contract.

“Contract” means any written or legally binding lease, contract, license, arrangement, option, instrument, commitment or other agreement, including business and residential customer agreements, whether written or oral, to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or any of their properties, assets or interests are bound, including all amendments, waivers, supplements, modifications or changes thereto, other than a Permit.

“Covid-19” means SARS-CoV-2 or Covid-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Covid-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social or physical distancing, shutdown, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including, but not limited to, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in response to Covid-19, including the CARES Act, Families First Act and American Rescue Plan Act of 2021.

“Credit Agreement” means that certain Credit Agreement, dated as of July 17, 2012, by and among WideOpenWest Finance, LLC, as borrower, WideOpenWest, Inc., as parent guarantor, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties party thereto, as amended, restated, supplemented or otherwise modified from time to time prior to the date of this Agreement.

“Data Protection Requirement” means all applicable Laws relating to the protection or processing of Personal Data, data privacy, cybersecurity or the privacy of electronic communications in any relevant jurisdiction, including the General Data Protection Regulation ((EU) 2016/679), and any national implementing Laws relating thereto and the Payment Card Industry Data Security Standard.

“Effective Time” means immediately prior to the Closing.

“Environmental Laws” means any Law relating to pollution or protection of the environment, public or occupational health and safety or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Regulated Substances.

“Equipment” means electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, drops, power supplies, conduit, vaults and pedestals, grounding and pole hardware, test equipment, tower equipment, microwave equipment, satellite receive antennas and associated earth station equipment, facilities and equipment supporting the operation of any of the foregoing, and any other equipment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Adjustment Amount” means (w) the Estimated Closing Working Capital minus (x) the Target Working Capital minus (y) any Estimated Capital Expenditure Shortfall minus (z) the Estimated Assumed Capital Leases.

“Excluded Assets” means all of the following:

(i)	cash and cash equivalents;

(ii)	Seller’s and Seller’s Subsidiaries’ governing documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller and the Seller Subsidiaries as corporations, partnerships, limited liability companies or other entities;

(iii)	any of the rights of Seller under this Agreement and the instruments and certificates delivered in connection with this Agreement and the Ancillary Agreements;

(iv)	any books, records, correspondence, other documents and litigation files and the right to receive mail and other communications addressed to Seller, in each case, to the extent relating to clause (iii) above or the Retained Liabilities, including personnel files relating to any employees of Seller who are not Transferred Employees;

(v)	any prepaid Taxes and any refunds, credits, overpayments, or similar items or recoveries of or against Taxes of Seller or any of its Affiliates or any Excluded Taxes;

(vi)	Tax Returns and other books and records related to Taxes paid or payable by Seller or any of its Affiliates;

(vii)	other than any assets explicitly acquired by Purchaser pursuant to Article IX, the sponsorship of, and assets maintained pursuant to or in connection with, any benefit or compensation plan, program, Contract or arrangement, including any Seller Benefit Plan;

(viii)	IT Assets (other than the Acquired Assets expressly described in clause (iv) of the definition of Acquired Assets);

(ix)	any (A) personnel records relating to Seller employees who do not become Transferred Employees and (B) as determined in good faith by Seller, competitively sensitive information related to the business of Seller’s Affiliates unrelated to the Business contained in books and records of the Business;

(x)	any insurance policies of Seller and the Seller Subsidiaries and any rights and claims under such insurance policies, other than as provided in Section 5.14;

(xi)	any Contract that does not constitute a Transferred Contract;

(xii)	all rights, claims and causes of action relating to any Excluded Asset or Retained Liability;

(xiii)	all Retained Names and Marks;

(xiv)	all other Intellectual Property Rights not included in the Acquired Intellectual Property (including, as an Excluded Asset, the Intellectual Property Rights listed in Section 1.1(j) of the Seller Disclosure Schedule);

(xv)	any asset in respect of the transactions contemplated by (x) the Asset Purchase Agreement, dated as of August 1, 2017, by and between MCImetro Access Transmission Services Corp. and WideOpenWest, Inc. and (y) the Construction Services, dated as of August 1, 2017, by and between MCImetro Access Transmission Services Corp. and WideOpenWest Finance, LLC; and

(xvi)	the assets set forth on Section 1.1(k) of the Seller Disclosure Schedule.

“Excluded Taxes” means any (a) Taxes to the extent (i) imposed on Seller or any Seller Subsidiaries for any period or (ii) imposed with respect to the Acquired Assets, the Assumed Liabilities or the Business for any Pre-Closing Tax Period, in each case, if applicable, allocated in accordance with Section 5.12(c) and (b) any Transfer Tax for which Seller is responsible pursuant to Section 5.12(d); provided that Excluded Taxes shall not include any Transfer Tax for which Purchaser is responsible pursuant to Section 5.12(d).

“FCC” means the U.S. Federal Communications Commission or any successor federal agency, including any bureau or office thereof acting on duly delegated authority.

“Final Assumed Capital Leases” means the Assumed Capital Leases assumed by Purchaser as of the Effective Time.

“Final Closing Adjustment Amount” means (w) the Final Closing Working Capital minus (x) the Target Working Capital minus (y) any Capital Expenditure Shortfall minus (z) the Final Assumed Capital Leases.

“Final Closing Working Capital” means Working Capital as of the Effective Time.

“Financing Entities” means (a) the Financing Parties, (b) all Affiliates of the Financing Parties, and (c) the respective partners, trustees, shareholders, equity holders, limited partners, controlling persons and Representatives of each Person identified in the foregoing clauses (a) and (b) and, in each case of clauses (a) through (c), their respective permitted successors and assigns.

“Financing Parties” means the Persons, including lenders, agents, managers, arrangers, bookrunners and other financial institutions, that have committed to provide or arrange, or have otherwise entered into agreements in connection with the Debt Financing, or any commitment to purchase securities from or place securities or arrange or provide loans for Purchaser in lieu of the Debt Financing under the Debt Commitment Letter (a “Replacement Financing”), in each case, in connection with the transactions contemplated by this Agreement, including the parties to the Debt Commitment Letter or any other commitment letter with respect to any Replacement Financing and any engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto; provided that neither Purchaser nor any Affiliate of Purchaser shall be a Financing Party.

“Franchise” has the meaning set forth in 47 U.S.C. § 522(9).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, including Telecommunications Regulatory Authorities, and any local, city, metropolitan or state Governmental Authority that is responsible for the registration, enforcement, taxation, and compliance of the Seller or any Seller Subsidiary in connection with the Business, or any political or other subdivision, department or branch of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person at any date shall mean any of the following Liabilities and obligations, in each case, including the principal amount and all accrued interest and any related prepayment premiums, penalties, indemnities, breakage costs, make-whole payments or other similar costs, fees or expenses (if any) that would be required in order to fully discharge any such obligations and Liabilities (including any legal fees): (a) all Liabilities of such Person for borrowed money; (b) all Liabilities of such Person that are evidenced by a note, bond, debenture or similar instrument; (c) all Liabilities of such Person in respect of performance bonds, letters of credit or acceptances issued or created for the account of such Person, but only to the extent drawn; (d) all Capital Leases of such Person; (e) all Liabilities of such Person under any interest rate, currency, commodity or other hedging, swap, forward or option Contract; (f) all Liabilities of such Person for severance, deferred compensation, post-retirement welfare benefits or unfunded or underfunded pensions, in each case, including the employer portion of any Taxes or similar obligations associated with such amounts and any amounts to offset any excise Taxes imposed under Law and any related Taxes attributable to any such obligations; (g) any dividends payable to any equityholders of such Person; (h) obligations in respect of overdrafts or similar deficits and (i) all guarantees of any of the foregoing for the benefit of another Person.

“Intellectual Property” or “Intellectual Property Rights” means any and all common-law or statutory rights anywhere in the world arising under or associated with intellectual property, including all: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions, designs, utility models, industrial models, industrial designs and all related divisionals, provisionals, continuations, reexaminations, certificates of invention and design patents, applications for any of the foregoing and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos and other designations of origin together with the common law rights thereto (“Marks”); (c) domain names, uniform resource locators, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services (“Internet Properties”); (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors and mask work rights (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.

“Intercompany Payables” means all account, note or loan payables recorded on the books of Seller or any Seller Subsidiary for goods or services purchased by or provided to the Business or advances (cash or otherwise) or any other extensions of credit to the Business from Seller or any Seller Subsidiary.

“Laws” means any federal, state, local, foreign or supranational law, statute, regulation, ordinance, rule, Order or decree by any Governmental Authority, including all rules and regulations of the FCC, published in Part 47 of the Code of Federal Regulations, and published FCC policies.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations and other liabilities, whether contingent or absolute, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, known or unknown, asserted or unasserted, due or to become due, fixed or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability), including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Lien” means all liens, pledges, charges, claims, security interests or other encumbrances.

“Losses” means all losses, damages, penalties, liabilities, fines, costs and expenses (including reasonable attorneys’ fees) incurred or suffered by a Seller Indemnified Party or a Purchaser Indemnified Party, as applicable, in each case excluding the items set forth in Section 7.7.

“Majority Voting Power” means a majority of the voting power in the election of directors of all outstanding voting securities of Seller.

“Order” means any order, judgment, writ, injunction, stipulation, award or decree issued by any Governmental Authority.

“Overhead and Shared Services” means any ancillary or corporate shared services that are furnished by or on behalf of Seller or any of the Seller Subsidiaries to both the Business and any other business of Seller or the Seller Subsidiaries.

“Permits” means any and all authorizations, approvals, registrations, concessions, grants, waivers, licenses, easements, qualifications, leases, agreements, franchises (including any Franchises), certificates, variances, exemptions, Orders, certifications, memberships, consents or permits, in each case, issued by any Governmental Authority (including by any Telecommunications Regulatory Authority) or pursuant to applicable Law.

“Permitted Liens” means the following Liens: (a) Liens disclosed on or reflected in the Business Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested by appropriate Actions, that may thereafter be paid without penalty and for which an adequate reserve has been established in accordance with GAAP in the Business Balance Sheet or in the Final Closing Working Capital; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law in the ordinary course of business for amounts not yet past due, consistent with past practice, that are not yet delinquent or which are being contested in good faith by appropriate legal proceedings; (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (e) non-monetary Liens incurred in the ordinary course of business securing Liabilities that do not and that are not reasonably likely to materially impair the current conduct of the Business; (f) with respect to real property, (i) defects or imperfections of title, (ii) easements, declarations, covenants, rights-of-way, restrictions and other non-monetary charges, instruments or encumbrances affecting title to real estate that would be disclosed by an accurate survey or inspection, (iii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions, (iv) Liens not created by Seller or any of the Seller Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show, (v) Liens constituting non-exclusive licenses with respect to Intellectual Property Rights or technology, and (vi) Liens disclosed in the applicable title insurance policies or any schedules or other attachments thereto; provided that with respect to this clause (f), any such item does not, individually or in the aggregate, and is not reasonably likely to materially impair or impair the continued use and the use or occupancy of the real property subject thereto or the current operation of the Business; (g) Liens set forth in the governing documents of any Person; (h) Liens set forth in the Seller Disclosure Schedule; (i) the express terms of this Agreement or any of the Ancillary Agreements; and (j) Liens which will be released at or prior to the Closing, including Liens securing obligations under the Credit Agreement or any Credit Document (as defined in the Credit Agreement).

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Authority.

“Personal Data” means any information (i) about an identifiable natural person that alone or in combination with other information identifies, or could be used to identify, a natural person, and/or (ii) that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Protection Requirement.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Programming Agreements” means those Contracts by which the Seller or any Seller Subsidiary has the right to carry audio and/or video content or programming (or pay for or otherwise provide compensation to obtain cable television programming) and/or licensed video services on any Cable System and all related arrangements, including with respect to programming and launch initiatives and support; provided that “Programming Agreement” shall not include any local Cable System leased access agreement required by any applicable Law or any Governmental Authority.

“Public Utility Commission” means any U.S. state or municipality public service and public utilities commission, board, or agency or any similar Governmental Authority performing similar functions.

“Purchaser Material Adverse Effect” means any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Purchaser to timely perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof.

“Registered Intellectual Property” means all U.S., international or foreign (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered Copyrights and applications for Copyright registration, (d) domain name registrations, and (e) Intellectual Property registered with any Governmental Authority or other public or quasi-public legal authority (including domain name registrars).

“Regulated Substance” means any (a) substance or material defined by any Environmental Law as a waste, pollutant, or contaminant or as hazardous or toxic or any other term of similar import, (b) petroleum, gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum product, (c) asbestos or asbestos-containing material and (d) polychlorinated biphenyls, per- and polyfluorinated substances, toxic mold, methane or radon, and (e) any other material or substance that would reasonably be expected to result in Liability under Environmental Law.

“Regulated Telephone Services” means local and long-distance telephone and related voice communications services offered by Seller and the Seller Subsidiaries to their subscribers which are subject to regulations of a Telecommunications Regulatory Authority. For clarity, “Regulated Telephone Services” excludes VoIP.

“Representative” means any officer, director, manager, principal, partner, attorney, advisor, agent, employee or other representative of any Person.

“Retained Liabilities” means all Liabilities of Seller and/or the Seller Subsidiaries other than the Assumed Liabilities. Without limiting the generality of the preceding sentence, the Retained Liabilities include the following (for purposes of clarification, no portion of the following items described in the remainder of this definition shall constitute an Assumed Liability):

(a)	Liabilities to the extent arising out of or related to the Excluded Assets (other than any Liabilities for which Purchaser or any of its Affiliates expressly has responsibility pursuant to the terms of this Agreement or any Ancillary Agreements, and other than Liabilities that are separately allocated pursuant to any other agreement or transaction related to such Excluded Assets between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, including any commercial or other agreements unrelated to this Agreement, as applicable);

(b)	any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation, consummation or performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(c)	all Liabilities of Seller or any Seller Subsidiary for any Indebtedness (other than the Assumed Capital Leases);

(d)	all Liabilities for Excluded Taxes;

(e)	Liabilities in respect of any payroll Tax Liabilities deferred pursuant to the CARES Act that remain unpaid as of the Closing Date;

(f)	all Intercompany Payables to the extent not settled or repaid in full, cancelled or terminated prior to Closing;

(g)	all Liabilities in respect of the transactions contemplated by (x) the Asset Purchase Agreement, dated as of August 1, 2017, by and between MCImetro Access Transmission Services Corp. and WideOpenWest, Inc. and (y) the Construction Services, dated as of August 1, 2017, by and between MCImetro Access Transmission Services Corp. and WideOpenWest Finance, LLC;

(h)	all Liabilities set forth on Section 3.9 of the Seller Disclosure Schedule;

(i)	all Liabilities to or with respect to (i) Business Employees who do not become Transferred Employees, except as set forth in Article IX, and any other employees of Seller or any Seller Subsidiary who are not Business Employees, (ii) Seller Benefit Plans, other than those Liabilities expressly assumed by Purchaser pursuant to Article IX, and (iii) all Liabilities with respect to wages, severance, vacation, or commission payments accrued but unpaid through the Closing or such later date on which a Business Employee becomes a Transferred Employee pursuant to Section 9.2 for Business Employees; and

(j)	all Liabilities in respect of the required contributions to the mechanisms established by the FCC to fund universal service as well as the shared costs of interstate Telecommunications Relay Services, Local Number Portability Administration, and the administration of the North American Numbering Plan, and payment of FCC-imposed regulatory fees on the Business, as well as state-established mechanisms to fund universal service, and any other contributions, assessments, and remittances to be collected or paid to any Governmental Authority as a result of the Permits, in each case relating to any period ending on or before the Closing Date.

“Retransmission Consent Agreement” shall mean a Programming Agreement whereby the Seller or a Seller Subsidiary is expressly authorized to retransmit the signal of a commercial television broadcasting station.

“Seller Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any employee compensation, bonus, stock incentive, stock purchase, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, superannuation, gratuity, jubilee, provident fund, employment, severance, retention, termination, change-in-control, welfare, post-employment, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other benefit plan, program or arrangement that is sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or any of its Affiliates, in each case providing benefits to any Business Employee; provided that any governmental plan or program, and any other arrangement mandated under local Law or maintained by a Governmental Authority, requiring the mandatory payment of social insurance taxes or similar contributions with respect to a Business Employee will not be considered a “Seller Benefit Plan” for purposes of this Agreement.

“Seller Licensed IP” means Intellectual Property (other than Patents, Marks and Internet Properties) that are (a) owned by Seller or a Seller Subsidiary as of the Closing Date, (b) not included in Acquired Intellectual Property, and (c) practiced, used or exploited by, or absent a license thereto or ownership thereof, would be infringed by, the Business as of the Closing Date.

“Seller Related Parties” means, collectively, Seller’s Affiliates and Seller’s and its Affiliates’ respective officers, directors, employees, members, partners, stockholders, other equity holders, and other Representatives and agents, and their respective successors and assigns.

“Seller Subsidiaries” means the direct or indirect Subsidiaries of Seller.

“Software” means computer software in any applicable form, including object code, source code, firmware and embedded versions thereof.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

“Systems” means all of the assets, Equipment, property and business of Seller and Seller Subsidiaries used, useful or planned to be used in providing subscribers with residential and business voice, broadband, or cable television services, including Cable Services, Regulated Telephone Services, VoIP services, Broadband Internet Access Service, and associated products to support those services (including the IT Assets) in the Market, along with all activities and operations related thereto.

“Target Working Capital” means the amount set forth on Section 1.1(l) of the Seller Disclosure Schedule.

“Tax” means any foreign, federal, state, county or local income, sales, use, transfer, excise, franchise, stamp duty, custom duty, real or personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, recording, ad valorem, unemployment compensation, profits, registration, social security, estimated, add-on, minimum, assessments, remittances, obligations, withholding tax, telecommunications excise tax, 9-1-1 surcharge and other taxes, duties or governmental levies required to be collected or paid over to any Governmental Authority including all interest and penalties thereon and additions thereto.

“Tax Proceeding” means any audit, examination, contest, litigation, investigation, claim, or other Action with, by or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment, collection or administration of any Tax.

“Telecommunications Regulatory Authorities” means, collectively, the FCC and applicable state Public Utility Commissions (including, but not limited to, the Illinois Commerce Commission, Indiana Utility Regulatory Commission, and the Maryland Public Service Commission) or other authorities governing the provision of domestic intrastate or interstate or international telecommunications services provided by the Seller or any Seller Subsidiary, as well as any Governmental Authority with authority and jurisdiction (including Franchise authority) over the Business.

“to the Knowledge” of a Party (or similar phrases) means (a) with respect to Seller, to the extent of matters which are actually known by any of the individuals set forth on Section 1.1(m) of the Seller Disclosure Schedule (or would be known following due inquiry in respect of the subject matter thereof); or (b) with respect to Purchaser, to the extent of matters which are actually known by any of the individuals set forth on Section 1.1(a) of the Purchaser Disclosure Schedule (or would be known following due inquiry in respect of the subject matter thereof).

“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing substantially in the form of Exhibit A hereto.

“Voice Services” means Regulated Telephone Services, VoIP services, or other nonregulated voice communications services.

“VoIP” means interconnected and non-interconnected voice over Internet protocol communications as defined by the FCC.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be, or would reasonably be likely to be, a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

“Working Capital” means, as of the Effective Time, the net working capital of the Business (with respect to the following elements, solely to the extent included in the Acquired Assets or the Assumed Liabilities), calculated by subtracting (a) the sum of the amounts as of the close of business on the applicable date for the Liability line items shown on the Sample Closing Statement for the Business (including any Indebtedness, or any other Liability specified on the Sample Closing Statement, whether or not a current Liability), from (b) the sum of the amounts as of the close of business on the applicable date for the asset line items shown on the Sample Closing Statement for the Business (for the avoidance of doubt, excluding any cash and cash equivalents), in each case, determined in accordance with the Transaction Accounting Principles; provided, however, that all such amounts shall be adjusted, if necessary, to exclude all amounts to the extent consisting of any Excluded Assets or Retained Liabilities; and provided, further, that Working Capital shall not include (i) cash or cash equivalents or (ii) any deferred Tax assets or liabilities or any current income Tax assets or liabilities.

Section 1.2      Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Location
$	Section 10.1(b)
Agreement	Preamble
Alternative Financing	Section 5.20(c)
Approvals	Section 5.5(a)
Balance Sheet Date	Section 3.14(a)
Bankruptcy Code	Section 5.22(d)
Business	Recitals
Business Balance Sheet	Section 3.14(a)
Business Financial Statements	Section 3.14(a)
Business Guarantees	Section 5.8
Business Permits	Section 3.4(b)
Closing	Section 2.1
Closing Date	Section 2.3
Closing Purchase Price	Section 2.4
Collection Fees and Expenses	Section 8.3(c)
Comparable Offer	Section 9.3(a)
control	Definition of Affiliate
controlled by	Definition of Affiliate
controlling	Definition of Affiliate
Copyrights	Definition of Intellectual Property
Current Representation	Section 10.12(a)
Debt Commitment Letter	Section 4.8(a)
Debt Financing	Section 4.8(a)
Definitive Agreements	Section 5.20(a)
Designated Person	Section 10.12(a)
Dispute Notice	Section 2.7(d)
Dispute Resolution Period	Section 2.7(d)
Email	Section 10.7
Enforceability Exceptions	Section 3.2
Estimated Capital Expenditure Shortfall	Section 2.7(b)
Estimated Closing Statement	Section 2.7(b)
Estimated Closing Working Capital	Section 2.7(b)
Existing Stock	Section 5.9(b)
Facilities Communications Agreement	Section 3.6(a)(ii)
Fiber Network	Section 3.19(a)
Final Allocation	Section 2.5(c)
Final Closing Statement	Section 2.7(c)
Final Purchase Price	Section 2.7(f)
Financing Amounts	Section 4.8(d)
Indemnified Party	Section 7.4(a)
Indemnifying Party	Section 7.4(a)
Independent Accounting Firm	Section 2.7(d)
Internet Properties	Definition of Intellectual Property
IT Assets	Definition of Acquired Assets
Later Identified Acquired Asset	Section 5.23(a)
Later Identified Assumed Liability	Section 5.23(a)
Later Identified Excluded Asset	Section 5.23(b)
Later Identified Retained Liability	Section 5.23(b)
Leased Real Property	Section 3.11(a)
Legal Restraints	Section 6.1(b)

Term	Location
Market	Recitals
Marks	Definition of Intellectual Property
Material Contract	Section 3.6(a)
New Contract	Section 5.5(b)
New Plans	Section 9.3(c)
Non-Cooperation Notice	Section 5.20(f)
Objection Notice	Section 2.5(b)
Offered Business Employees	Section 9.1
Old Plans	Section 9.3(c)
Outside Date	Section 8.1(b)(i)
Overall Cap	Section 7.2(c)
Owned Real Property	Section 3.11(d)
Parties	Preamble
Party	Preamble
Patents	Definition of Intellectual Property
Periodic Taxes	Section 5.12(c)
Post-Closing Adjustment	Section 2.7(f)
Post-Closing Completion Date	Section 5.5(c)
Post-Closing Representation	Section 10.12(a)
Pre-Closing Occurrences	Section 5.14
Privileged Communications	Section 10.12(b)
Protected Period	Section 9.3(a)
Purchaser	Preamble
Purchaser 401(k) Plan	Section 9.3(g)
Purchaser Closing Certificate	Section 6.3(c)
Purchaser Disclosure Schedule	Article IV
Purchaser FSA Plan	Section 9.3(f)
Purchaser Group	Section 5.5(b)
Purchaser Indemnified Parties	Section 7.2(a)
Purchaser Related Parties	Section 7.5(b)
Purchaser Releasees	Section 7.5(c)
Purchaser Taxes	Section 7.4(c)
Purchaser Termination Fee	Section 8.3(b)
Purchaser’s Draft Allocation	Section 2.5(b)
R&W Insurance Policy	Section 5.10
Real Property Lease	Section 3.11(a)
Regulatory Approvals	Section 5.3(a)
Replacement Financing	Definition of Financing Parties
Required Actions	Section 5.3(a)
Required Approvals	Section 6.1(a)
Restricted Purchaser Business	Section 5.11(b)
Retained Names and Marks	Section 5.9(a)
ROW / Pole Attachment Agreement	Section 3.6(a)(iii)
Sample Closing Statement	Section 2.7(a)
Seller	Preamble

Term	Location
Seller 401(k) Plans	Section 9.3(g)
Seller Closing Certificate	Section 6.2(c)
Seller Disclosure Schedule	Article III
Seller FSA Plan	Section 9.3(f)
Seller Group	Section 5.5(b)
Seller Indemnified Parties	Section 7.3(a)
Seller Releasees	Section 7.5(b)
Seller Severance Policy	Section 9.3(a)
Seller Taxes	Section 7.4(c)
Shared Contracts	Section 5.5(b)
SIP	Section 5.3(b)
Tax Claim	Section 7.4(c)
Tax Controlling Party	Section 7.4(c)
Tax Non-Controlling Party	Section 7.4(c)
Third-Party Claim	Section 7.4(a)
Third-Party Consents	Section 5.5(a)
Trade Secrets	Definition of Intellectual Property
Transaction Accounting Principles	Section 2.7(b)
Transfer Taxes	Section 5.12(d)
Transferred Contracts	Definition of Acquired Assets
Transferred Employees	Section 9.1
Transferred FSA Balances	Section 9.3(f)
Transferred IT Assets	Definition of Acquired Assets
under common control with	Definition of Affiliate
WARN Act	Section 3.8(c)

Article II

THE PURCHASE AND ASSUMPTION

Section 2.1      The Purchase. Subject to and upon the terms and conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall, or shall cause the applicable Seller Subsidiaries to, sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller and such Seller Subsidiaries, all of the right, title and interest of Seller and such Seller Subsidiaries in and to the Acquired Assets, free and clear of any Liens (other than Permitted Liens). Notwithstanding anything to the contrary herein, Seller and the Seller Subsidiaries shall retain, and Purchaser shall not purchase and acquire hereunder, the Excluded Assets.

Section 2.2      The Assumption. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume and shall timely pay, perform, fulfill and discharge when due, the Assumed Liabilities. Notwithstanding anything to the contrary herein, Seller and the Seller Subsidiaries shall retain, and Purchaser shall not assume, the Retained Liabilities.

Section 2.3      Closing. The Closing shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 (or at the request of either Party, by means of a virtual closing through electronic exchange of documents and signatures), at 10:00 a.m., New York City time, on the later to occur of the date that is (a) forty-five (45) days after the date hereof and (b) ten (10) Business Days after the date on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived (to the extent permitted by applicable Law), or (ii) at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser. The date on which the Closing occurs is the “Closing Date.”

Section 2.4      Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery by Seller and the Seller Subsidiaries of the Acquired Assets to Purchaser, and in addition to assuming the Assumed Liabilities, Purchaser shall pay to Seller at Closing a purchase price equal to $661,000,000 in cash, plus the Estimated Closing Adjustment Amount (such purchase price, as adjusted by the Estimated Closing Adjustment Amount, the “Closing Purchase Price”).

Section 2.5      Allocation for Tax Purposes.

(a)            Seller and Purchaser agree to allocate and, as applicable, to cause their respective Affiliates to allocate, the purchase price and any other amounts treated as consideration for Tax purposes among the Acquired Assets (and any assets that, for Tax purposes, are treated as assets purchased pursuant to this Agreement and the Ancillary Agreements) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

(b)            Purchaser shall use reasonable best efforts to, within approximately forty-five (45) days following the Closing Date, prepare and deliver to Seller an allocation of the purchase price (and all other amounts treated as consideration for U.S. federal income Tax purposes) among the Acquired Assets (“Purchaser’s Draft Allocation”). Prior to Closing, Seller shall use reasonable best efforts to promptly provide to Purchaser such work papers, schedules and other documents and information as Purchaser may reasonably request to enable Purchaser to prepare and deliver the Purchaser’s Draft Allocation in a timely manner. Seller may object to all or any portion of the Purchaser’s Draft Allocation by delivering to Purchaser, within thirty (30) days of receipt of Purchaser’s Draft Allocation, a notice of objection (“Objection Notice”), which shall specify the proposed allocations to which Seller objects. During the thirty (30)-day period following delivery of an Objection Notice, Seller and Purchaser shall cooperate in good faith to resolve any disputes in respect of the Purchaser’s Draft Allocation. If, within thirty (30) days after delivery of such Objection Notice, Purchaser and Seller are unable to resolve the objections set forth in the Objection Notice, all unresolved disputes shall be promptly referred to the Independent Accounting Firm. The Independent Accounting Firm shall be directed to render a written report on the unresolved disputed items with respect to the allocation of the purchase price (and all other amounts treated as consideration for U.S. federal income Tax purposes) as promptly as practicable, but in no event more than thirty (30) days after such submission to the Independent Accounting Firm, and to resolve only those unresolved disputed items set forth in the Objection Notice. The Parties shall reasonably cooperate with the Independent Accounting Firm, which cooperation shall include furnishing the Independent Accounting Firm with such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accounting Firm may reasonably request. Each of the Parties shall bear its own costs, expenses and disbursements with respect to the matters addressed in this Section 2.5; provided that the fees, costs, expenses and disbursements of the Independent Accounting Firm shall be borne equally by Purchaser and Seller.

(c)            The allocation, as finally determined pursuant to the procedures set forth in Section 2.5(b) shall be the final allocation (the “Final Allocation”). Each of Purchaser, Seller and their respective Affiliates agrees that such Person will report the sale of the Acquired Assets on all federal, state, and local Tax Returns in a manner consistent with the Final Allocation and shall make available (or send a copy) to the other Parties, upon written request, IRS Form 8594 required to be filed by each of the Parties with respect to the transactions contemplated hereby in accordance with Section 1060 of the Code. Each of Purchaser, Seller and their respective Affiliates further agrees that such Person will take no position inconsistent with the Final Allocation on any applicable Tax Return, in any audit or proceeding before any Taxing Authority. In the event that the allocation set forth on the Final Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto concerning the commencement of the dispute.

Section 2.6      Closing Actions. Subject to the terms and conditions of this Agreement, at the Closing:

(a)            Actions by Seller. Seller shall:

(i)	deliver to Purchaser a counterpart for each of the Ancillary Agreements, duly executed by Seller;

(ii)	deliver to Purchaser a duly executed IRS Form W-9 for itself and each applicable Seller Subsidiary transferring Acquired Assets hereunder; and

(iii)	deliver to Purchaser the Seller Closing Certificate.

(b)            Actions by Purchaser. Purchaser shall:

(i)	pay the Closing Purchase Price in cash, by wire transfer of immediately available funds to one or more accounts designated by Seller in a written notice to Purchaser at least three (3) Business Days prior to the Closing Date;

(ii)	deliver to Seller a counterpart for each of the Ancillary Agreements, duly executed by Purchaser; and

(iii)	deliver to Seller the Purchaser Closing Certificate.

Section 2.7      Working Capital Purchase Price Adjustment.

(a)            Section 2.7 of the Seller Disclosure Schedule sets forth a calculation of the net working capital of the Business as of the Balance Sheet Date (the “Sample Closing Statement”), including the asset and liability line items used in such calculation, and assuming that all of such asset and liability line items that constitute Acquired Assets or Assumed Liabilities under this Agreement will be transferred to Purchaser as of the Closing Date.

(b)            At least four (4) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Estimated Closing Statement”) setting forth (i) a good-faith estimate of (x) Final Closing Working Capital (“Estimated Closing Working Capital”), (y) any Capital Expenditure Shortfall (the “Estimated Capital Expenditure Shortfall”) and (z) the Assumed Capital Leases assumed by Purchaser as of Closing (the “Estimated Assumed Capital Leases”) and (ii) the Estimated Closing Adjustment Amount. The calculation of Estimated Closing Working Capital on the Estimated Closing Statement shall be prepared in accordance with the accounting principles, practices, methodologies and policies set forth in Section 2.7(b) of the Seller Disclosure Schedule (such principles, practices, methodologies and policies, the “Transaction Accounting Principles”), including the use of the same line items and line item entries, set forth on and used in the preparation of the Sample Closing Statement; provided, however, that assets newly acquired and liabilities newly incurred following the date of the Sample Closing Statement which cannot be appropriately placed in line items previously used by Seller, but that constitute Acquired Assets or Assumed Liabilities, will also be included to the extent consistent with the Transaction Accounting Principles and include reasonable supporting calculations. Seller shall reasonably consider with respect to the Estimated Closing Statement, in good faith, any comments by made Purchaser and their Representatives thereon prior to the Closing Date. Seller and Purchaser acknowledge that (A) the sole purpose of the determination of the Estimated Closing Working Capital on the Estimated Closing Statement is to adjust the Closing Purchase Price so as to reflect the change in net working capital resulting only from the operation of the Business and (B) such change can be measured properly only if the calculation is done using the same Transaction Accounting Principles.

(c)            Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver or cause to be prepared and delivered to Seller a statement (the “Final Closing Statement”), setting forth (i) the Final Closing Working Capital, (ii) the Capital Expenditure Shortfall, (iii) the Final Assumed Capital Leases and (iv) the Final Closing Adjustment Amount. The calculation of Final Closing Working Capital on the Final Closing Statement shall be prepared in accordance with the Transaction Accounting Principles.

(d)            Within sixty (60) days following receipt by Seller of the Final Closing Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the preparation or content of the Final Closing Statement (the “Dispute Notice”); provided, however, that, if Seller does not deliver any Dispute Notice to Purchaser within such sixty (60) day-period, the Final Closing Statement will be final, conclusive and binding on the parties hereto. The Dispute Notice shall set forth in reasonable detail the basis for any dispute included therein, the amounts involved and Seller’s determination of the Final Closing Adjustment Amount, including the Final Closing Working Capital; provided, however, that any dispute set forth in the Dispute Notice shall be limited to the determination of the Final Closing Adjustment Amount and Seller may not dispute the accounting principles, practices, methodologies and policies used in preparing the Final Closing Statement unless they are inconsistent with the Transaction Accounting Principles. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein and any such resolution shall be conclusive and binding on all of the parties. If Purchaser and Seller, such good-faith effort notwithstanding, fail to resolve any such dispute within fifteen (15) Business Days following receipt by Purchaser of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, a nationally recognized major accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute. If Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized major accounting firm, and the two (2) firms will mutually select a third (3rd) nationally recognized major accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit written material(s) detailing each party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm. Purchaser and Seller shall cause the Independent Accounting Firm to, as soon as practicable after the submission of the written materials described in the immediately preceding sentence and in any event not more than thirty (30) days following such submission, make a final determination, binding on the parties hereto, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in their respective presentations to the Independent Accounting Firm described above. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any determination of the Final Closing Adjustment Amount was properly calculated in accordance with the Transaction Accounting Principles and shall be solely based on the written materials submitted by each party, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether GAAP was followed, to the extent GAAP is inconsistent with the Transaction Accounting Principles. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be allocated between Purchaser and Seller in inverse proportion to the relative amounts of the aggregate of the disputed amounts determined by the Independent Accounting Firm to be for the account of Purchaser and Seller, respectively (i.e., so that the prevailing party bears a lesser amount of such costs, fees and expenses). All determinations made by the Independent Accounting Firm, and the Final Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the parties hereto. The process set forth in this Section 2.7(d) shall be the sole and exclusive remedy of the Parties for any disputes related to the Final Closing Statement, the Final Closing Adjustment Amount, and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement.

(e)            For purposes of complying with the terms set forth in this Section 2.7, from and after the Closing, Seller and Purchaser shall cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, in each case, to the extent related to the Acquired Assets, Assumed Liabilities or Business and shall permit access to its facilities and personnel, subject to the execution of customary access letters, in each case, as may be reasonably required in connection with the preparation and analysis of the Final Closing Statement and the resolution of any disputes thereunder.

(f)            The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (i) the Final Closing Adjustment Amount minus (ii) the Estimated Closing Adjustment Amount. If the Post-Closing Adjustment is a positive amount, then Purchaser shall pay in cash to Seller the absolute value of the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Seller shall pay in cash to Purchaser the absolute value of the amount of the Post-Closing Adjustment. The Closing Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.” Any such payment pursuant to this Section 2.7 shall be made by wire transfer of immediately available funds within ten (10) Business Days after the determination of the Final Closing Statement to an account designated in writing by the party entitled to the payment within three (3) Business Days after the determination of the Final Closing Statement.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule delivered to Purchaser prior to or concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Seller hereby represents and warrants to Purchaser as follows:

Section 3.1      Organization and Qualification. Seller (a) is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has all requisite corporate power and authority to own, lease and operate the Acquired Assets owned, leased and operated by it, respectively, and, together with the Seller Subsidiaries, to carry on the operation of the Business as it has been and is currently conducted by Seller and the Seller Subsidiaries, and is authorized, licensed or qualified to do business and is in good standing as a foreign company or other legal entity in each jurisdiction where the ownership of the Acquired Assets or operation of the Business requires such authorization, licensing or qualification, in each case of clauses (a) and (b) except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.2      Authority Relative to the Agreement. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, will constitute a valid, legal and binding agreement of Seller, enforceable against Seller in accordance with its terms, and each Ancillary Agreement when executed and delivered by Seller, and, assuming the due authorization, execution and delivery of each such Ancillary Agreement, by Purchaser, will constitute, a valid, legal and binding agreement of Seller, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (the “Enforceability Exceptions”). Except for votes or approvals that have been obtained as of the date hereof, no vote or other approval of the equityholders of Seller is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the organizational documents of Seller, the rules or requirements of any securities exchange, or otherwise. Seller has taken (or, in the case of the Ancillary Agreements to be entered into after the date hereof, shall take) all corporate or similar action necessary to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is, or will be a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.3      Consents and Approvals; No Violations.

(a)            No filing with or notice to, and no Permit, authorization, registration, Consent or approval of, in each case, any Governmental Authority is required on the part of Seller or any Seller Subsidiary for the execution, delivery and performance by Seller of this Agreement or any Ancillary Agreement or the consummation by Seller of the transactions contemplated hereby or thereby, except: (i) the Required Actions; (ii) the Regulatory Approvals as indicated in Section 3.3(a) of the Seller Disclosure Schedule; or (iii) any filings, notices, Permits, authorizations, registrations, Consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)           Assuming compliance with the matters referenced in Section 3.2 and Section 3.3(a) and except as indicated in Section 3.3(b) of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (i) conflict with or result in any breach or violation of any provision of the organizational documents of Seller, (ii) result in a breach, violation or infringement of, or constitute a default (with or without notice or lapse of time or both) under, or require any consent, approval or authorization under, or give rise to any right of termination, amendment, suspension, cancellation or acceleration or the loss of any benefit under any Material Contract or Permit, (iii) result in the creation or imposition of any Lien upon any of the Acquired Assets other than Permitted Liens, or (iv) violate any Law or Order applicable to Seller with respect to the ownership of the Acquired Assets or the operation of the Business, except, in the case of clause (ii), (iii) or (iv), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(c)            All Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have a Business Material Adverse Effect. There is no Action pending or, to the knowledge of the Seller, threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have a Business Material Adverse Effect.

Section 3.4      Compliance with Law; Permits.

(a)            (i) None of Seller, any Seller Subsidiary or the Business is, or since the date that is five (5) years prior to the date hereof has been, (A) in violation of any Laws or Permits applicable to the conduct of the Business to the knowledge of Seller, and (B) under investigation with respect to any noncompliance with any such Permit or Laws, or with Orders, in each case applicable to the conduct of the Business, and (ii) neither Seller nor any Seller Subsidiary, since the date that is five (5) years prior to the date hereof, received any notice alleging any such violation by any such Person or Governmental Authority with respect to the conduct of the Business, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

(b)           In addition to the Permits indicated in Schedule 1.1(c) of the Seller Disclosure Schedule, Seller and the Seller Subsidiaries hold all other Permits necessary for the conduct of the Business as conducted on the date hereof or that are otherwise owned, utilized, held, maintained by or licensed to the Seller or the Seller Subsidiaries to lawfully own, lease or operate their rights, properties or assets and to lawfully conduct their activities and operations of the Business as currently conducted (the “Business Permits”), except for failures to hold such Business Permits that would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. Except where the failure to so comply would not reasonably be expected to be, individually or in the aggregate, material to the Business, (i) Seller and the Seller Subsidiaries are in compliance with the terms of the Business Permits and (ii) no Action is pending or, to the Knowledge of the Seller, threatened in writing that would be reasonably be expected to result in, nor will the consummation of the transactions contemplated by this Agreement result in, the revocation, cancellation or suspension of any Business Permit.

(c)            The Business does not include the offering or provision of interstate or international telecommunications services for which authorization is required or has been granted, whether by rule, order, or otherwise under Section 214 of the Communications Act of 1934, as amended.

Section 3.5      Title; Sufficiency of Assets.

(a)            Except as otherwise provided in this Agreement or as would not be, individually or in the aggregate, material to the Business, Seller or the Seller Subsidiaries own and have good and valid title to, or other valid, binding and enforceable legal rights to possess and use, all of the Acquired Assets, free and clear of all Liens, other than Permitted Liens. Except as otherwise provided in this Agreement or as would not be, individually or in the aggregate, material to the Business, the Acquired Assets that are tangible assets of any kind or description are in good operating condition, working order and repair, ordinary wear and tear excepted, and suitable for the purpose for which they are being used by Seller and the Seller Subsidiaries.

(b)           The Acquired Assets, together with the rights and benefits to be provided pursuant to the Transition Services Agreement and assuming all Consents and authorizations set forth in or may be required with respect to the items set forth in Sections 3.3(a) or (b) of the Seller Disclosure Schedule necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, shall, in the aggregate, constitute all of the assets, properties, claims and rights necessary for Purchaser and its Subsidiaries to conduct the Business immediately following the Closing in substantially the same manner in all material respects as conducted by Seller and the Seller Subsidiaries immediately prior to the Closing. Nothing in this Section 3.5 is intended to or shall be treated as a representation of non-infringement, which is solely set forth in Section 3.18.

Section 3.6      Material Contracts.

(a)            Except (x) as set forth on Section 3.6(a) of the Seller Disclosure Schedule and (y) for this Agreement, the Ancillary Agreements, any purchase orders, statements of work and invoices that do not have material outstanding rights or Liabilities, as of the date of this Agreement, neither Seller nor any Seller Subsidiary is a party to any of the following types of Transferred Contract:

(i)	any Contract under which Seller or Seller Subsidiary is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by Seller or any Seller Subsidiary, providing for aggregate annual rental payments in excess of $100,000;

(ii)	any Contract providing for the use of any Equipment, including any microwave, satellite or terrestrial communications circuits, backbone connections or other transmission or transport facilities or service, or any third-party tower or similar facilities (each, a “Facilities Communications Agreement”), in each case, material to the Business;

(iii)	any Contract providing for the use of any public utility facilities including any pole line, joint pole or master contracts for pole attachment rights and the use of conduits, or the use of a public right-of-way (each, a “ROW / Pole Attachment Agreement”), in each case, material to the Business;

(iv)	any Contract providing for the operation by any third party of the Systems, including any fiber agreement/IRU, interconnection agreement, leased capacity/leased access agreement, I-Net or PEG agreement (excluding any ROW / Pole Attachment Agreements and Facilities Communications Agreement), in each case, material to the Business;

(v)	any Contract under which Seller or a Seller Subsidiary is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $100,000 (excluding any ROW / Pole Attachment Agreements, Facilities Communications Agreement and Contracts disclosed pursuant to Section 3.6(a)(iv));

(vi)	any Contract pursuant to which the Seller or any of the Seller Subsidiaries has been granted, or that governs, any Franchise for a Cable System;

(vii)	any Contract providing for the sale of local at-avail time to third parties for advertising or other purposes involving annual payments in excess of $100,000;

(viii)	any Programming Agreements and Retransmission Consent Agreements that are not Shared Contracts;

(ix)	any installment sale Contract or liability for the deferred purchase price of property with respect to any of the Acquired Assets involving payments exceeding $100,000 in the aggregate;

(x)	any subscriber Contract for the provision of Cable Services, Regulated Telephone Service, VoIP services, or Broadband Internet Access provided by the System to multiple dwelling units or multi-tenant environments, bulk subscribers or commercial establishments, in each case, involving annual payments exceeding $100,000 to Seller and the Seller Subsidiaries;

(xi)	(A) any Contract material to the Business pursuant to which Seller or any Seller Subsidiary licenses or is otherwise granted rights by a third party in, to use or register any material Intellectual Property Rights (other than any “shrink wrap,” “commercially available software package” or “click through” license or off-the-shelf Software licenses commercially available on standard terms), or (B) any Contract material to the Business pursuant to which a third party licenses, or is granted rights in or to use any Acquired Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business, including in connection with the sale or licensing of any products or services);

(xii)	any Contract with any Governmental Authority involving annual payments to or by Seller or any Seller Subsidiary in excess of $100,000 in the aggregate, other than the Franchises set forth on Section 5.11(b) of the Seller Disclosure Schedule;

(xiii)	any Contract that grants to any third party a Lien, other than a Permitted Lien, on all or any part of any material asset of the Business;

(xiv)	any Contract granting any right of first refusal or right of first offer that limits or purports to limit the ability of the Seller or any of the Seller Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets of the Business;

(xv)	any Contract involving a resolution or settlement of any actual or threatened Action with either a value greater than $500,000 or other material ongoing requirements;

(xvi)	any Contract involving the purchase by the Seller or the Seller Subsidiaries of products, materials, supplies, goods, equipment, other assets or services, or any distributor, sales, advertising, or marketing Contract pursuant to which the aggregate amount of payments to become due from the Seller or any of the Seller Subsidiaries under such Contract, together with all other related Contracts with and purchases through tariffs or otherwise from the other party thereto, was equal to or exceeded $100,000 for the calendar year 2020 or is reasonably expected to involve payments in excess of $100,000 in any future twelve-month period (in each case, other than (i) Contracts or any purchase orders entered into in the ordinary course of business and other Contracts that are terminable without penalty by the Seller or any of the Seller Subsidiaries on less than 120 days’ notice or (ii) any Programming Agreements and Retransmission Consent Agreements);

(xvii)	any Contract pursuant to which the Seller or any of the Seller Subsidiaries has committed to make a capital expenditure or purchase a capital asset in connection with the Business for an amount equal to or in excess of $250,000 and that is not on the capital expenditure budget of Seller as in effect on the date hereof;

(xviii)	any Contract that materially prohibits the Seller or any of the Seller Subsidiaries from competing with any other Person or otherwise engaging in any lawful business activity (including limits on the freedom to offer any product or service) or engaging in any such activity in any market or geographic area, in each case which limitations are material to the conduct of the Business as conducted on the date hereof;

(xix)	any Real Property Lease;

(xx)	any Contract that provides for potential indemnification by the Seller or any of the Seller Subsidiaries in excess of $100,000 (excluding any Contracts entered into in the ordinary course of business that are not reasonably expected to result in indemnity obligations in excess of such threshold); and

(xxi)	provides for the formation, creation, operation, management or control of any joint venture, partnership or other similar arrangement with a third party, in each case, that is material to the Business.

Each Transferred Contract of the type described in the foregoing clauses (1) – (xxi) of this Section 3.6 and any Transferred Contracts entered into after the date hereof of such type (other than, for the avoidance of doubt, this Agreement and the Ancillary Agreements, any purchase orders and statements of work and invoices that do not have material outstanding rights or Liabilities) is referred to herein as a “Material Contract.”

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of a Seller or any Seller Subsidiary and to the Knowledge of Seller, the other parties thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) neither Seller or any Seller Subsidiary nor, to the Knowledge of Seller, any other party thereto, is in breach of, or in default under, any such Material Contract, (iii) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by a Seller or any Seller Subsidiary, or, to the Knowledge of Seller, any other party thereto, and (iv) no Seller nor any Seller Subsidiary has received any written notice of any actual or threatened termination or cancellation of any Material Contract. As of the date hereof, Seller has made available to Purchaser true and complete copies of all Material Contracts (including all amendments, supplements, exhibits or schedules thereto).

Section 3.7      Benefit Plans.

(a)            Section 3.7(a) of the Seller Disclosure Schedule sets forth a list, as of the date of this Agreement, of each material Seller Benefit Plan. With respect to each material Seller Benefit Plan, Seller has made available to Purchaser copies of (i) the complete written document evidencing each Seller Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements to any Seller Benefit Plan and (ii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Seller Benefit Plan.

(b)            Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and has been maintained in material compliance with its terms and as required by Law.

(c)            No Seller Benefit Plan is subject to Title IV of ERISA or a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(d)            With respect to any Business Employee, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due to such Business Employee; (ii) increase any benefits otherwise payable under any Seller Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount or the provision of any benefit that could, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

Section 3.8      Labor Matters.

(a)            Neither Seller nor any Seller Subsidiary is a party to or otherwise bound by any collective bargaining, labor, works council, or similar agreement or arrangement with terms or obligations applicable to employees involved in the Business, and no such agreement or arrangement is presently being negotiated. There is not currently, nor has there been since January 1, 2019, any pending or, to the Knowledge of Seller, threatened, (i) strike, slowdown or work stoppage or other labor disruption or dispute, (ii) any unionization or collective bargaining activities or proceedings; (iii) unfair labor practice charge, grievance, or labor arbitration, in each case involving the employees involved in the Business, that may reasonably, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

(b)            Since January 1, 2019, there has been no Action, charge, inquiry, audit, or, to the Knowledge of Seller, investigation by or on behalf of any current or former employee or labor union or works council or other employee representative, or otherwise relating to arising from the Seller’s or any Seller Subsidiary’s labor or employment policies or practices, in each case with respect to the Business, pending, or, to the Knowledge of Seller, threatened, which, if adversely decided, may reasonably, individually or in the aggregate, be reasonably expected to result in a Business Material Adverse Effect. Neither the Seller nor any Seller Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, in each case with respect to the Business.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, since January 1, 2019, with respect to the Business, the Seller and the Seller Subsidiaries have been in compliance with all applicable Laws, Contracts, policies, plans, and programs relating to employment, the termination of employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including, but not limited to, any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws) (the “WARN Act”) or relating to the classification of employees as exempt or non-exempt from overtime pay requirements, labor relations and collective bargaining, the provision of meal and rest breaks, pay for all working time, timely payment of wages, leaves of absence, immigration and work authorization, equal employment opportunities (including the prevention of discrimination, harassment, and retaliation), equal pay, occupational safety and health, Covid-19, the use of non-employee contractors, and the proper classification of individuals as nonemployee contractors or consultants.

(d)            Since January 1, 2019, with respect to the Business, neither Seller nor any Seller Subsidiary has closed any site of employment, effectuated any group layoff or furloughs of employees or implemented any early retirement, exit incentive, or other group separation program, in any such case with respect to the Business, nor has the Company or any of its Subsidiaries announced any such action or program for the future.

(e)            Since January 1, 2019, with respect to the Business, (i) no officer, director or management level employee of Seller or any Seller Subsidiary has been reported to management or human resources personnel as alleged to have engaged in discrimination or harassment (including sexual harassment) of any current or former employee of the Business, nor is Seller or any Seller Subsidiary aware of any such conduct by any such officer, director or management level employee, and (ii) neither Seller nor any Seller Subsidiary has entered into any settlement agreement with any current or former employee of the Business related to allegations of discrimination or harassment (including sexual harassment) by any such officer, director or management level employee.

Section 3.9      Litigation. As of the date of this Agreement, (a) there is no Action pending, or, to the Knowledge of Seller, threatened, against Seller or any Seller Subsidiary relating to the Business that would give rise to an Assumed Liability or otherwise adversely affect the Business, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, and (b) neither Seller nor any Seller Subsidiary is, or, for the two (2) years prior to the date hereof, has been, subject to any outstanding Order relating to the Business that would reasonably be expected to give rise to an Assumed Liability, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.10      Taxes.

(a)            Each of Seller and the Seller Subsidiaries has filed all material Tax Returns that it was required to file with respect to the Acquired Assets, the Assumed Liabilities and the Business. All such Tax Returns were true, correct and complete in all material respects. Seller and the Seller Subsidiaries have paid in full or discharged all material Taxes with respect to the Acquired Assets, the Assumed Liabilities and the Business (whether or not shown as due on such Tax Returns), except for Taxes which are not yet due or which are being contested in good faith or for which adequate reserves have been established in accordance with GAAP. There are no Liens for Taxes with respect to the Acquired Assets, the Assumed Liabilities or the Business except for Permitted Liens. Each of Seller and the Seller Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b)            There is no material Action, suit, proceeding, investigation, audit, or dispute of claim now pending and concerning any material Tax liability of Seller or any Seller Subsidiary with respect to the Acquired Assets, and no such action, suit, proceeding, investigation, audit or dispute has been claimed or raised by any authority in writing.

(c)            Seller and the Seller Subsidiaries have collected all material sales and use taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority, or have been furnished properly completed exemption certificates, to the extent relating to the Acquired Assets, the Assumed Liabilities and the Business.

(d)            The Seller and each Seller Subsidiary has complied in all material respects with all information reporting and record-keeping requirements with respect to the Acquired Assets, the Assumed Liabilities and the Business required by any U.S. federal, state, local or foreign Tax Law.

(e)            No claim has ever been made by a Tax Authority in a jurisdiction where the Seller or any Seller Subsidiary does not file Tax Returns with respect to the Acquired Assets, the Assumed Liabilities or the Business that the Seller or such Seller Subsidiary is or may be subject to material taxation by, or required to file material Tax Returns in, that jurisdiction, which claim has not been fully resolved.

(f)            Neither the Seller nor any Seller Subsidiary has deferred the employer’s share of any “applicable employment taxes” with respect to the Business under Section 2302 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

(g)           No Seller or Seller Subsidiary has any material liability under any escheat or abandoned or unclaimed property laws with respect to the Acquired Assets or the Business.

(h)           Neither the Seller nor any Subsidiary is a foreign person as defined in Section 1.1445-2(b)(2)(i) of the U.S. Treasury Regulations.

(i)             Any other representation or warranty contained in this Article III notwithstanding, the representations and warranties contained in Section 3.7, this Section 3.10 and Section 3.14 constitute the sole representations and warranties of Seller relating to Taxes.

Section 3.11      Real Property.

(a)            Section 3.11(a) of the Seller Disclosure Schedule sets forth a list of all leases and subleases (together with all schedules, exhibits, addenda, amendments, modifications or written or oral supplements thereto, each a “Real Property Lease”) of real property which shall be included in the Acquired Assets (such real property, the “Leased Real Property”). True and complete copies of each Real Property Lease have been made available to Purchaser prior to the date hereof.

(b)            Except as would not reasonably be expected to be material to the Business, (i) Seller and Seller Subsidiaries have a good, valid and enforceable leasehold or subleasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens and subject to the Enforceability Exceptions, (ii) neither Seller nor any Seller Subsidiary, or, to the Knowledge of Seller, any other party thereto, is in breach of or default under any lease or sublease for the Leased Real Property, (iii) neither Seller nor any Seller Subsidiary has, as of the date hereof, received any written notice from any lessor of any Leased Real Property of any breach of or default under any Real Property Lease by Seller or any Seller Subsidiary, as applicable, which breach or default has not been cured, (iv) neither Seller nor any Seller Subsidiary has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Real Property, except Permitted Liens, and (v) neither Seller nor any Seller Subsidiary (as applicable) would be required as a result of any alterations or installations to any Leased Real Property or facilities to expend any material funds in causing Seller or any Seller Subsidiary to comply with the surrender conditions set forth in the applicable Real Property Lease.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, there do not exist any actual or, to the Knowledge of Seller, threatened Actions by any Governmental Authority or Person to take, by condemnation or otherwise, any of the Leased Real Property, and neither Seller nor any of the Selling Subsidiaries (as applicable) has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any Leased Real Property or any part thereof or interest therein.

(d)            Seller or a Seller Subsidiary has valid title to the real property set forth in Section 3.11(d) of the Seller Disclosure Schedule (the “Owned Real Property”), free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the Owned Real Property is in compliance with all applicable zoning and land use Laws.

Section 3.12      Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) the Business, the Seller’s and the Seller Subsidiaries’ operation of the Business, and the Acquired Assets comply, and since the date that is two (2) years prior to the date hereof have complied, with all applicable Environmental Laws, (ii) with respect to the Acquired Assets or the Business, neither Seller nor any Seller Subsidiary has received in the past two (2) years any currently unresolved written notice of any violation of, or any Liability under, any Environmental Laws, (iii) Seller and all Seller Subsidiaries have obtained all necessary Permits required under any Environmental Laws in connection with the operation of the Business or the ownership of the Acquired Assets, (iv)  there are no pending Actions relating, or to Seller’s Knowledge, threatened Actions, under or relating to any Environmental Law, including as to Seller’s use, handling, transportation, treatment, storage, disposal, release or discharge of Regulated Substances, that would reasonably be expected to result in any Liability under any Environmental Laws, and (v) in regard to the Business or the Acquired Assets, none of the Seller and the Seller Subsidiaries has released or disposed of any Regulated Substances, and Regulated Substances have not otherwise been released or disposed of at or from any of the Acquired Assets, in a manner or condition that would reasonably be expected to result in any Liability under any Environmental Laws. Notwithstanding any other provisions of this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 3.12 and in Section 3.3, Section 3.6, Section 3.14, Section 3.15 and Section 3.20 hereof are the only representations and warranties given by Seller with respect to Environmental Laws, and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 3.13      Brokers. Other than BofA Securities, Inc., no broker, finder or investment banker retained by Seller or any Seller Subsidiary is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller or the Seller Subsidiaries.

Section 3.14      Financial Statements; Absence of Undisclosed Liabilities.

(a)            Section 3.14(a) of the Seller Disclosure Schedule sets forth true and complete copies of (a) the unaudited balance sheet of the Business (together with the notes and schedules thereto, if any, the “Business Balance Sheet”) as of March 31, 2021 (the “Balance Sheet Date”), (b) the unaudited statement of income of the Business for the period ended March 31, 2021, together with the notes and schedules thereto, if any and (c) the unaudited statement of cash flows of the Business for the period ended March 31, 2021 and (d) the unaudited statement of income, the unaudited statement of cash flows and the unaudited balance sheet for the Business for and as of the fiscal years ended December 31, 2020, 2019 and 2018, together with the notes and schedules thereto, if any (clauses (a), (b), (c) and (d), collectively, the “Business Financial Statements”). The Business Financial Statements (i) have been prepared from the books and records of the Business (except, in each case (A) as noted therein, (B) for failures to be so prepared that would not result in an unfair presentation of the financial position and the results of operations of the Business, in the aggregate, on the basis of presentation outlined in Section 3.14(a) of the Seller Disclosure Schedule, and (C) subject to the absence of notes, and, in the case of clauses (a), (b) and (c) of the definition of “Business Financial Statements,” subject to normal year-end adjustments, none of which are expected to be material in nature or amount, individually or in the aggregate), (ii) have been prepared in the manner set forth in Section 3.14(a) of the Seller Disclosure Schedule, and (iii) fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered, in each case, in the aggregate, on the basis of presentation outlined in Section 3.14(a) of the Seller Disclosure Schedule. Except to the extent specified in Section 3.14(a) of the Seller Disclosure Schedule, the Business Balance Sheet reflects in all material respects all assets and liabilities that would be attributable to the assets and liabilities (other than any assets or liabilities that would not be required to be reflected on a balance sheet prepared in accordance with GAAP) that would be transferred to Purchaser in accordance with this Agreement and Ancillary Agreements were the Closing Date to have occurred on the first day of the relevant year covered by such Business Balance Sheet. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, Seller and the Seller Subsidiaries maintain accurate books and records reflecting the assets and liabilities of the Business and maintain proper and sufficient internal accounting and record keeping controls, including providing reasonable assurances that, with respect to the Business, (i) financial transactions are executed in accordance with the general and specific authorization of management and (ii) transactions recorded as necessary to permit the preparation of the Business Financial Statements in conformity with GAAP and maintain accountability for assets. There are no material weaknesses or significant deficiencies (as such terms are defined in Regulation S-X under the Securities Act of 1933) in Seller’s internal controls likely to adversely affect its ability to record, process, summarize and report financial information of the Business and there has not been any fraud, whether or not material, that involves management or other employees of the Business who have a significant role in Seller’s internal controls over financial reporting. Notwithstanding the foregoing, the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the Business has not operated on a separate standalone basis and has historically been reported within the consolidated financial statements of Seller and (B) to Seller’s knowledge, and having regard for the purpose for which the Business Financial Statements were prepared, the Business Financial Statements (x) assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis and (y) are not necessarily indicative of what the results of operations, financial position and cash flows of the Business will be in the future.

(b)            The Business does not have, and the Assumed Liabilities do not include, any Liabilities that would be required to be reflected on a balance sheet, or any notes thereto, prepared in accordance with GAAP, other than Liabilities that: (i) are reflected or reserved against in the Business Balance Sheet; (ii) were incurred since the Balance Sheet Date in the ordinary course of business; (iii) are Retained Liabilities (including Liabilities (x) for Taxes or (y) that are incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements); or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.15      Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any event, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Except in connection with or in preparation for the transactions contemplated by this Agreement, from the Balance Sheet Date through the date hereof, (a) the Business has been conducted in all material respects in the ordinary course in a manner consistent with past practice and (b) except as expressly disclosed in the Seller Disclosure Schedule prior to the date hereof, neither the Seller nor any of the Seller Subsidiaries has taken any action that would be restricted by Section 5.1 if taken after the date hereof and prior to the Closing.

Section 3.16      Regulatory Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, with respect to the ownership of the Acquired Assets and the operation of the Business, Seller and the Seller Subsidiaries are and during the past three (3) years have been, in compliance with all Laws affecting the Permits and the ownership and operation of businesses offering Cable Services, Regulated Telephone Services, VoIP services, Broadband Internet Access Service, and associated products to support those services, in the Market.

Section 3.17      Anti-Bribery; Sanctions. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (a) none of Seller or any Seller Subsidiary, or, to the Knowledge of Seller, any of their respective officers, directors, employees, agents, or any other person acting for or on behalf of any of the foregoing has during the past five (5) years, in connection with the Business, taken any action that would cause Seller or any Seller Subsidiary to be in violation of the United States Foreign Corrupt Practices Act or any other applicable Law relating to anti-bribery or anti-corruption compliance and (b) Seller and each Seller Subsidiary are, and have been during the past five (5) years, in compliance with all applicable (i) economic sanctions Laws, including, but not limited to, those administered by the United States Department of the Treasury’s Office of Foreign Assets Control, and (ii) export control Laws, including, but not limited to, those administered by the United States Department of Commerce’s Bureau of Industry and Security.

Section 3.18      Intellectual Property; Information Technology; Data Privacy.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect: (i) none of the Acquired Intellectual Property is subject to any Order adversely affecting the use thereof or rights thereto by Seller and the Seller Subsidiaries; (ii) there is no opposition or cancellation Action pending against Seller and the Seller Subsidiaries concerning the ownership, validity, or enforceability of any Acquired Intellectual Property; (iii) each item of the Acquired Intellectual Property is subsisting, unexpired, and to the Knowledge of Seller, not invalid or unenforceable; (iv) the operation of the Business and the use of the Acquired Assets by the Seller and the Seller Subsidiaries does not infringe, misappropriate, violate or otherwise conflict with and has not within the three (3) year period prior to the date of this Agreement infringed, misappropriated, violated or otherwise conflicted the Intellectual Property of any other person; (v) neither Seller nor any of the Seller Subsidiaries has made any written allegation against a third party of any infringement or misappropriation, or other violation of any Acquired Intellectual Property; (vi) neither Seller nor any Seller Subsidiary has received any written notice within the three (3)-year period prior to the date of this Agreement alleging that the operation of the Business infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property of any other Person; and (vii) Seller and its Subsidiaries exclusively own the Acquired Intellectual Property, free and clear of all Liens other than Permitted Liens.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the Acquired Intellectual Property and the Intellectual Property Rights licensed to Purchaser pursuant to Section 5.22 include all of the Intellectual Property Rights of Seller and the Seller Subsidiaries necessary to conduct the Business in all material respects in the manner currently conducted after taking into account Intellectual Property Rights that are generally commercially available through third-party licenses. Neither Seller nor the Seller Subsidiaries own any Patents that are or would be infringed by the operation of the Business as currently operated.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, Seller and the Seller Subsidiaries have taken (i) commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets that are material to the Business, and to the Knowledge of Seller, there have been no material unauthorized uses or disclosures of any such Trade Secrets and (ii) those actions required to obtain the benefits of the “safe harbors” under the U.S. Communications Decency Act, 47 U.S.C. § 230 and the “safe harbors” applicable to the Business under the U.S. Digital Millennium Copyright Act, 17 U.S.C. § 512 (the “Safe Harbor Activities”).

(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the Seller and the Seller Subsidiaries have during the previous two (2) years taken commercially reasonable steps to protect and maintain the integrity, redundancy, continuous operation and security of the Transferred IT Assets (and all data, including Personal Data, therein) and, during the previous two (2) years, there has not been any violation, outage, security breach, interruption or unauthorized access to same.

(e)            Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, Seller and the Seller Subsidiaries are and have been during the previous two (2) years in compliance with all Data Protection Requirements and their own publicly posted privacy policies regarding Personal Data with respect to the operation of the Business, and during the previous two (2) years, there has been no unauthorized use, access or disclosure of Personal Data related to the Business.

(f)            Notwithstanding any other representation or warranty contained in this Agreement, the representations and warranties contained in this Section 3.18 and in Section 3.9 constitute the sole representations and warranties of Seller as to non-infringement of Intellectual Property.

Section 3.19      Network Architecture Programming.

(a)            Section 3.19(a) of the Seller Disclosure Schedule provides, as of December 31, 2020, or the applicable dates set forth therein, the following information with respect to each System: (i) total homes passed; (ii) the bandwidth capacity specified in MHz; (iii) the plant miles (aerial and underground) and fiber miles (aerial and underground); (iv) all network demarcation points and (v) the total number of nodes (collectively, the “Fiber Network”). Except as would not reasonably be expected to have a Business Material Adverse Effect, the Seller and the Seller Subsidiaries have acquired from relevant Governmental Authorities the valid Consents necessary or required for constructing and using the Fiber Network, including having (i) obtained the necessary Permits and rights-of-way, obtained easements and placed conduit, cables and structures in the appropriate locations along the Fiber Networks as necessary or required, (ii) used reasonable best efforts to take precautions for the safety of its employees in constructing the Fiber Network and (iii) procured, in constructing the Fiber Network, any and all Permits of a temporary nature, and all rights of access that were or are necessary for the construction (e.g., bridge, rail and interstate highway crossings). Except as would not reasonably be expected to have a Business Material Adverse Effect, the Fiber Network, taken as a whole, is working, functional, fit for the purpose intended, has been maintained, is subject to ordinary wear and tear, in good repair and working order condition and is without any material defects for purposes of operating the Business.

(b)            Section 3.19(b) of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all video Programming Agreements for each Cable System, including for the carriage of television broadcast stations serving an area covered by any Cable System and cable video programming, and the basis (private carriage license, must-carry election (47 C.F.R. § 76.55), or Retransmission Consent Agreement) on which such video programming is carried. The Seller has made available to Purchaser an accurate copy of each Retransmission Consent Agreement and “must-carry” election (the “Election”) (except to the extent no such Election was received) and each of the top ten (10) Programming Agreements (by expenditure for the financial year ended December 31, 2020) except, in each case, any Contract or Election prohibiting Seller or the applicable Seller Subsidiary party thereto from disclosing such Contract or Election (or the contents thereof) to a third party, in which case the Seller or the applicable Seller Subsidiary has notified Purchaser that certain Contracts or elections being withheld on this basis and identified such Contracts or Elections if not prohibited thereby.

Section 3.20      Insurance. Section 3.20 of the Seller Disclosure Schedule lists each insurance policy and bond covering the Business and copies of all such insurance policies in effect as of the date hereof and bonds have been made available to Purchaser. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, as of the date hereof, with respect to each such insurance policy and bond: (i) the policy or bond is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) neither the Seller, any Seller Subsidiary, nor any other party to the policy or bond is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy or bond; and (iii) no party to the policy or bond has repudiated any material provision thereof. Such insurance policies and bonds, taken together, provide insurance in such amounts and against such risks as is sufficient to: (i) comply with applicable Law, (ii) satisfy any requirements to purchase insurance under any Permits or Material Contracts; and (iii) provide adequate coverage against all risks customarily insured against by companies in similar lines of business to the Seller and the Seller Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect: (a) in the last year prior to the date of this Agreement, neither Seller nor any Seller Subsidiary has received notice of cancellation or termination of any material insurance policy or bond covering the Business other than in connection with normal expirations or renewals of any such insurance policy or bond; (b) as of the date of this Agreement, there are no material outstanding claims related to the Business under any such insurance policy or bond or material default related to the Business with respect to the provisions in any such policy or bond; and (c) as of the date of this Agreement, there is no threatened termination of, or material alteration of coverage under, any of such policies or bonds.

Section 3.21      Customers of the Business; Capital Expenditure. To the Knowledge of Seller,(a) Section 3.21(a) of the Seller Disclosure Schedule sets forth as of March 31, 2021, for the relevant markets specified therein, a good faith estimate of the approximate number of total residential and commercial subscribers of the Business and (b) Section 3.21(b) of the Seller Disclosure Schedule sets forth a good faith estimate of the aggregate Capital Expenditures made by Seller and the Seller Subsidiaries between January 1, 2021 and March 31, 2021.

Section 3.22      No Other Representations or Warranties. Seller agrees and acknowledges that, except for the representations and warranties contained in Article IV, neither Purchaser, its Subsidiaries or any of their respective Affiliates or Representatives has made any other representation or warranty, express or implied, on behalf of Purchaser or any of its Affiliates.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in, or qualified by any matter set forth in, the Disclosure Schedule delivered to Seller prior to or concurrently with the execution of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to Seller as follows:

Section 4.1      Organization and Qualification. Purchaser is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and Purchaser has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.2      Authority Relative to this Agreement. Purchaser has all necessary corporate or similar power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Seller, will constitute a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, and each Ancillary Agreement when executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of each such Ancillary Agreement, by Seller, will constitute, a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions. Except for votes or approvals that have been obtained as of the date hereof, no vote or other approval of the equityholders of Purchaser is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the organizational documents of Purchaser, the rules or requirements of any securities exchange, or otherwise. Purchaser has taken (or, in the case of the Ancillary Agreements to be entered into after the date hereof, shall take) all corporate or similar action necessary to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.3      Consents and Approvals; No Violations.

(a)            No filing with or notice to, and no Permit, authorization, registration, Consent or approval of, in each case, any Governmental Authority is required on the part of Purchaser for the execution, delivery and performance by Purchaser of this Agreement or any Ancillary Agreement or the consummation by Purchaser of the transactions contemplated hereby or thereby, except: (i) the Required Actions; (ii) the Regulatory Approvals as indicated in Section 3.3(a) of the Seller Disclosure Schedule; or (iii) any such filings, notices, Permits, authorizations, registrations, Consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)            Assuming compliance with the matters referenced in Section 4.2 and Section 4.3(b), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Purchaser or its Subsidiaries, (ii) result in a breach, violation or infringement of, or constitute default (with or without notice or lapse of time or both) under, or require any consent, approval or authorization under, or give rise to any right of termination, amendment, suspension, cancellation or acceleration adverse to Purchaser or any of its Subsidiaries, or the loss of any benefit under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries or any of their respective properties or assets are bound, (iii) result in the creation or imposition of any Lien upon any of the assets or properties of Purchaser and/or its Subsidiaries, other than Permitted Liens, or (iv) violate any Law or Order applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clause (ii), clause (iii) or clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4      Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) neither Purchaser nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.5      Qualification. Purchaser is fully qualified under the applicable rules and policies of the FCC and any appropriate Public Utility Commission to acquire, own and operate the Acquired Assets and the Business, and Purchaser knows of no facts which might reasonably lead the FCC or any Public Utility Commission or any other Governmental Authority to refuse to grant or accept any Regulatory Approvals, if any, that are required.

Section 4.6      No Competing Business. As of the date of this Agreement, none of Purchaser, or any Affiliate of Purchaser with direct or indirect capital or other interests of more than ten percent (10%) in Purchaser, (i) provides or offers services in the service territories identified in Section 4.6 of the Purchaser Disclosure Schedule (the “Business Services Territories”) competitive with the services provided or offered by the Business, or has direct or indirect capital or other interests of more than ten percent (10%) in any other corporation, partnership, limited liability company or business organization that provides or offers services in the Business Service Territories competitive with the services provided or offered by the Business or (ii) has entered into any agreement to acquire or make any investment of greater than ten percent (10%) ownership in any corporation, partnership, limited liability company or other business organization or any division or assets thereof that provides or offers services in the Business Service Territories competitive with the services provided or offered by the Business.

Section 4.7      Brokers. No broker, finder or investment banker retained by Purchaser or any of its Affiliates is entitled to any brokerage, finder’s or other fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Purchaser or any Affiliate of Purchaser.

Section 4.8      Financial Ability to Perform.

(a)            Purchaser is a party to and has accepted a fully executed commitment letter dated June 30, 2021 (together with all exhibits, schedules, annexes and other attachments thereto, collectively, as amended, supplemented, replaced, waived or otherwise modified in a manner not prohibited by Section 5.20(b), the “Debt Commitment Letter”) from the Financing Parties, pursuant to which the Financing Parties have agreed, subject to the terms and conditions thereof, to provide Debt Financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b)            Purchaser has delivered to Seller a true, complete and correct copy of the executed Debt Commitment Letter and any fee letters related thereto, subject, in the case of such fee letters, to redactions solely of fee and other economic provisions (including customary “flex” terms) in a manner customary for transactions of this type and that could not in any event adversely affect the conditionality, enforceability, availability, termination or aggregate amount of the Debt Financing.

(c)            Except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Financing Parties to provide the Debt Financing or any contingencies that would permit the Financing Parties to reduce the total amount of the Debt Financing, including any condition or other contingency relating to the amount of availability of the Debt Financing pursuant to any “flex” provision. As of the date hereof, assuming satisfaction of the condition to Closing set forth in Sections 6.1 and 6.2, Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis all material terms and conditions to be satisfied by it in the Debt Commitment Letter on or prior to the Closing Date, nor does Purchaser have Knowledge that any of the Financing Parties will not perform its obligations thereunder. As of the date hereof, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter that could adversely affect the availability, conditionality, enforceability, termination or aggregate amount of the Debt Financing.

(d)            The Debt Financing, when funded in accordance with the Debt Commitment Letter and giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount), shall provide Purchaser with cash proceeds on the Closing Date sufficient for the satisfaction of all of Purchaser’s obligations under this Agreement, the Ancillary Agreements and Debt Commitment Letter, including payment of the Closing Purchase Price and the Final Purchase Price, and any fees and expenses of or payable by Purchaser, as and when contemplated by this Agreement, and to pay or otherwise perform all obligations of Purchaser under the Ancillary Agreements (such amounts, collectively, the “Financing Amounts”).

(e)            As of the date hereof, the Debt Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Purchaser and, to the Knowledge of Purchaser, all the other parties thereto, and, subject to the Enforceability Exceptions, is in full force and effect. As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default, breach or a failure to satisfy a condition precedent on the part of Purchaser under the terms and conditions of the Debt Commitment Letter. As of the date hereof, assuming satisfaction of the condition to Closing set forth in Sections 6.1 and 6.2, Purchaser does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Purchaser on a timely basis or that the Debt Financing will not be available to Purchaser on the Closing Date. Purchaser has paid in full any and all commitment fees and other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts when due. As of the date hereof, the Debt Commitment Letter has not been modified, amended or altered and the commitments under the Debt Commitment Letter have not been terminated, reduced, withdrawn or rescinded in any respect, and no such termination, reduction, withdrawal or rescission is contemplated by Purchaser or, to the Knowledge of Purchaser, any other party thereto.

(f)            In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Purchaser or any Affiliate or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.

Section 4.9      Solvency. As of the Closing, after giving effect to any indebtedness being incurred on such date in connection herewith, and assuming satisfaction of the conditions set forth in Section 6.2(a), Purchaser will not (a) be insolvent (either because its financial condition is such that the sum of its debts (including a reasonable estimate of the amount of all contingent liabilities) is greater than the fair value of its assets, or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 4.10      Investigation. Purchaser has sufficient knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Purchaser confirms that Seller has made available to Purchaser and its Representatives the opportunity to ask questions of the officers and management of Seller and the Business, as well as access to the documents, information and records of or with respect to the Acquired Assets, the Assumed Liabilities and the Business and to acquire additional information about the business and financial condition of the Business, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Acquired Assets, the Assumed Liabilities and the Business.

Section 4.11      No Other Representations or Warranties. Purchaser acknowledges that (a) none of Seller, the Seller Subsidiaries or any of their respective Affiliates or Representatives has made any representation or warranty, expressed or implied, as to the Acquired Assets, the Assumed Liabilities, the Business, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Acquired Assets, the Assumed Liabilities or the Business furnished or made available to Purchaser and its Affiliates and Representatives, except as expressly set forth in this Article IV, (b) Purchaser has not relied on, and expressly disclaims any reliance upon, any representation or warranty from Seller, the Seller Subsidiaries or any of their respective Affiliates or Representatives in determining to enter into this Agreement, except as expressly set forth in this Article IV, and (c) except in the case of Actual Fraud, none of Seller, the Seller Subsidiaries or any of their respective Affiliates or Representatives shall have or be subject to any Liability to Purchaser or any of its Affiliates or Representatives resulting from the distribution to Purchaser or its Affiliates or Representatives, or Purchaser’s or its Affiliates’ or Representatives’ use of, any such information, including any information, documents or material made available to Purchaser or its Affiliates or Representatives in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the transactions contemplated hereby. Purchaser shall acquire the Acquired Assets, the Assumed Liabilities and the Business without any representation or warranty as to merchantability or fitness thereof, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement or any Ancillary Agreement.

Article V

COVENANTS

Section 5.1      Conduct of Business. Seller covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as may be required or expressly contemplated by this Agreement, (ii) as required by applicable Law or Contract made available to Purchaser, (iii) to the extent solely relating to any Excluded Assets or Retained Liabilities, (iv) as disclosed in Section 5.1 of the Seller Disclosure Schedule, (v) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or (vi) as part of any Covid-19 Measures following reasonable advance notice and consultation with Purchaser, to the extent practicable, and considering and reflecting any input from Purchaser in good faith:

(a)          Seller and the Seller Subsidiaries shall (i) conduct the Business in the ordinary course of business, (ii) use reasonable best efforts to preserve intact in all material respects the Business, the Acquired Assets and business relationships with material customers and others having material business relationships with them (including suppliers, lenders, creditors, landlords and Governmental Authorities) (provided, however, that no action by Seller or any Seller Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such other provision) and (iii) take the actions set forth on Schedule 5.1(a)(iii);

(b)          Seller and the Seller Subsidiaries shall not take any of the following actions with respect to the Business:

(i)	sell, license, lease, transfer, assign, abandon or otherwise dispose of any Acquired Asset owned by Seller or any Seller Subsidiary with a fair market value in excess of $100,000, other than in the ordinary course of business;

(ii)	acquire (whether through merger, consolidation, stock or asset purchase or otherwise) a business or all or substantially all of the assets of any Person (other than the purchases of equipment, inventory, goods and similar assets in the ordinary course of business), or other assets (other than purchases of inventory and supplies in the ordinary course of business), in each case, for payments in excess of $100,000 and that would constitute (or would have constituted, as applicable) Acquired Assets;

(iii)	(1) materially amend, voluntarily terminate (other than in accordance with its terms), fail to renew in the ordinary course or cancel, or waive, release or assign any material right or claim under, any Material Contract, or (2) enter into any Contract that if in effect on the date hereof would be a Material Contract, other than, in the case of each of clause (1) and clause (2), (x) in the ordinary course of business or (y) amendments that are more favorable to the Business, provided that in each case of clause (x) and clause (y) true and correct copies are provided to Purchaser as promptly as reasonably practicable following the execution thereof;

(iv)	enter into any Transferred Contract that limits or purports to limit the ability of Seller or any Seller Subsidiary (in respect of the Business) or any of their Affiliates (whether by virtue of such Affiliation or otherwise) to compete or engage in any business, activity, industry, geographical area or during any period of time or grants “most favored nation” terms (whether in respect of pricing or otherwise);

(v)	fail to keep current and in full force and effect any Permits necessary for the operation of the Business as presently conducted in all material respects;

(vi)	voluntarily subject any material Acquired Asset to any Lien (other than Permitted Liens), except for any Lien that would be released at or prior to the Closing;

(vii)	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked, in each case, in a manner that would be material to the Business or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(viii)	except (x) as required by applicable Law or pursuant to a Seller Benefit Plan in effect on the date of this Agreement or by the terms of this Agreement, (y) in connection with any action that applies uniformly to Business Employees and other similarly situated employees of Seller or the Seller Subsidiaries, or (z) for any commitment for which Seller shall be solely obligated to pay, (1) grant to any Business Employee any increase in compensation or benefits, including any increase in severance or termination pay, except for increases in base compensation in the ordinary course of business consistent with past practice for Business Employees, (2) enter into, materially amend or terminate any employment, consulting, indemnification, bonus, severance or termination agreement with any Business Employee, (3) establish, adopt, enter into, amend or terminate any material Seller Benefit Plan, (4) take any action to accelerate any payments, rights or benefits, or make any material determinations not in the ordinary course of business, under any Seller Benefit Plan, or (5) terminate the employment of any Business Employee (other than for cause, performance or due to permanent disability), hire (other than to fill any vacancies) any individual who would be a Business Employee if employed on the date hereof or promote any Business Employee or individual who would be a Business Employee if employed on the date hereof or transfer the employment of any Business Employee such that such individual ceases to be a Business Employee as a result of such transfer;

(ix)	other than in the ordinary course of business, (A) sell, assign, transfer or grant any exclusive license to any Acquired Intellectual Property, or (B) allow any material Registered Acquired Intellectual Property to lapse or go abandoned, other than at the end of its ordinary, non-extendible term or otherwise in Seller’s or any Seller Subsidiaries’ reasonable business judgement;

(x)	make any material change in accounting methods, principles or practices used by the Business in the preparation of its financial statements, except insofar as may be required, as applicable, by Law, any Government Authority or GAAP;

(xi)	settle or compromise any Action if such settlement or Action would reasonably be expected to give rise to an Assumed Liability or otherwise adversely affect to Business (other than any settlement or compromise providing solely for the payment of money damages that is included as a current liability in the calculation of the Final Closing Working Capital or is a Retained Liability);

(xii)	cancel or allow to terminate any insurance policy or bond or allow any of the coverage thereunder to lapse, unless simultaneously with such cancellation, termination or lapse replacement coverage that is in all material respects equal to or greater than the existing coverage is in full force and effect with no material gap in coverage;

(xiii)	make any material adverse change to the operation of the Transferred IT Assets (including any Safe Harbor Activities) or the Seller’s or any Seller Subsidiaries’ posted privacy policies with respect to the operation of the Business;

(xiv)	recognize any labor union, works council or other labor organization as the representative of any of the employees involved in the Business, or enter into any new or amended collective bargaining agreement with respect to the Business, except as required by applicable Law; or

(xv)	agree or commit to do or take any action described in this Section 5.1(b).

(c)          Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to own and operate any of the assets, or to control or direct the businesses or operations, of Seller and the Seller Subsidiaries, other than with respect to the Acquired Assets, Assumed Liabilities or Business after Closing.

(d)          Anything to the contrary in this Agreement notwithstanding, the Parties acknowledge and agree that nothing in this Section 5.1 shall be deemed to limit the transfer, use, operation, acquisition or disposition of Excluded Assets or Retained Liabilities prior to, at or after the Closing in a manner that does not adversely affect the Business, Acquired Assets or Assumed Liabilities in any material respect.

Section 5.2      Access to Information.

(a)          Seller shall afford to Purchaser and its Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law (including, for the avoidance of doubt, applicable Laws relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data), in furtherance of the consummation of the transactions contemplated hereby and in accordance with the procedures established by Seller, during the period prior to the Closing, to the properties, books, Contracts, records and personnel of Seller and the Seller Subsidiaries primarily related to the Business; provided, however, that: (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject or provide access to classified properties, books, Contracts or records in discharging their obligations pursuant to this Section 5.2(a); (ii) Seller shall make available, or cause the Seller Subsidiaries to make available, Business Employee personnel files only after the Closing Date and, with respect to any Business Employees, if and when Purchaser provides Seller with notice that the applicable Business Employee has provided Purchaser with a release permitting transfer of those files (provided that Seller shall not make, or cause to be made, available medical records, workers’ compensation records or the results of any drug testing; and provided that Purchaser shall indemnify and hold Seller and its Affiliates harmless from any Liabilities arising out of or relating to the transfer of such personnel files); and (iii) prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on any property of Seller or any of its Affiliates.

(b)          Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.2(a) shall be conducted in such a manner as not to unreasonably interfere with the normal operation of the Business (or any other business of Seller or any of the Seller Subsidiaries), and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the Business Employees without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information pursuant to Section 5.2(a), where, in the reasonable judgment and good faith determination of Seller, (i) such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws or Contract, or (ii) such information concerns the valuation of or future plans for the Business or the process in which Seller and its Affiliates have engaged in connection with a sale of the Business. If any material is withheld by Seller pursuant to the preceding clause (i), Seller shall, to the extent permitted by Law, use reasonable best efforts to obtain any consents necessary, restructure the form of access, and/or make other arrangements, so as to permit the access requested.

(c)          At and after the Closing, Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, access to the properties, books, Contracts, records and Business Employees to the extent that such access may be reasonably requested by Seller, including in connection with financial statements, Taxes, reporting obligations, defense of claims and compliance with applicable Laws; provided, however, that nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery; provided, further, that neither Purchaser nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject or provide access to classified properties, books, Contracts or records in discharging their obligations pursuant to this Section 5.2(c)¸provided that Purchaser shall take reasonable efforts and cooperate with Seller to communicate the requested information in a manner that does not violate those obligations.

(d)          Notwithstanding anything to the contrary in this Section 5.2, no Party shall be deemed to have breached this Section 5.2 if such Party cannot provide to the other Party access of the other such Party pursuant to this Section 5.2 as a result of Covid-19 or the Covid-19 Measures; provided that for so long as any applicable Covid-19 Measures are in effect, the providing Party shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide access to the receiving Party and its Representatives under this Section 5.2 through virtual or other remote means.

(e)          Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law. Upon reasonable written request by Seller within the final six (6) months before the expiration of such seven (7) year period, Purchaser shall turn over copies of such requested books and records at Seller’s cost and expense; provided that Seller has only been permitted to receive and keep such books and records for purposes of its or its Affiliates’ financial statements, Taxes, reporting obligations, defense of claims and compliance with applicable Laws (but excluding any Action between Purchaser, its Subsidiaries and their respective Affiliates, on one hand, and Seller, Seller Subsidiaries and their respective Affiliates, on the other hand); provided further, any access provided pursuant to this Section 5.2(e) shall not interfere with the normal operations of the Business by Purchaser or any of its Subsidiaries and shall be conducted in accordance with Purchaser and its Subsidiaries’ generally applicable policies and procedures.

(f)           Notwithstanding anything to the contrary herein, if any Contract or Election is withheld from Purchaser, Seller or Seller Subsidiary, as applicable, shall use reasonable best efforts promptly after the date of this Agreement to obtain Consent from the third party(ies), in each case to allow Seller or Seller Subsidiary to provide Purchaser with copies of such Contracts or Elections in accordance with Section 3.19(a).

Section 5.3      Required Efforts.

(a)          Purchaser and Seller shall, and shall cause their respective Affiliates to, use their reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement and the Ancillary Agreements, including: (i) preparing and filing all filings, forms, registrations, and notifications required to be filed to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (including all the filings, forms, registrations, notifications and other actions described in Section 5.3(a)(i) of the Seller Disclosure Schedule (collectively, the “Required Actions”)), and in the case of filings required under the HSR Act, in no event later than ten (10) Business Days after the date of this Agreement; (ii) using reasonable best efforts to obtain (and cooperate with each other in obtaining) all Consents, clearances, expiration or termination of any waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Authority (including those set forth on Section 5.3(a)(ii) of the Seller Disclosure Schedule (collectively, the “Regulatory Approvals”)); (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to fully carry out the purposes of this Agreement and the Ancillary Agreements, including any affidavits and certificates (including full payment certificates with respect to water bills), if any, as are required by any Governmental Authority in connection with the transfer to any Real Property Lease or any Owned Real Property.

(b)          In furtherance of the covenants in this Section 5.3, (i) if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Competition Law, each of the Parties shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement on or before the Outside Date and (ii) Purchaser shall take all actions as may be necessary to avoid or eliminate each and every impediment under any applicable Competition Laws so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including proposing, negotiating, committing to and effecting, by consent decree, hold separate Order, or otherwise (A) the sale, divestiture or disposition of or otherwise hold separate (including by establishing a trust or otherwise), any Acquired Assets or any businesses or operations of the Business, and (B) otherwise taking or committing to take actions that after the Closing would limit Purchaser’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to own the Acquired Assets or operate and/or retain, any businesses or operations of the Business, Purchaser, and Purchaser’s Subsidiaries; provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.3 or any other provision of this Agreement shall require any of Purchaser or any of its Affiliates to agree or otherwise be required to, take any action, including any action contemplated in clause (i)-(ii) above, (x) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the condition, assets, liabilities, businesses or results of operations of the Acquired Assets, the Business, Purchaser and Purchaser’s Subsidiaries, taken as a whole, after the Closing Date, provided that for purposes of this Section 5.3(b), a material adverse effect shall be measured relative to the size of the Acquired Assets and the Business, taken as a whole, or (y) in any respect whatsoever with respect to any of Purchaser’s current or future Affiliates (including Stonepeak Partners LP (“SIP”) and any investment funds or investment vehicles affiliated with, or managed or advised by, SIP or any portfolio company (as such term is commonly understood in the private equity industry) or investment of SIP or of any such investment fund or investment vehicle), or any interest therein, other than, subject to (x) (as modified by the immediately succeeding proviso), with respect to the Acquired Assets, the Business, Purchaser and Purchaser’s Subsidiaries; provided, further, that, subject to and without limiting the foregoing clause (y), but otherwise notwithstanding anything to the contrary herein, Purchaser and its Subsidiaries shall not following the date hereof and prior to Closing acquire or make any investment in any Person, or take any action with respect thereto, that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement before the Outside Date. All such efforts by Purchaser shall be unconditional, and no actions taken pursuant to this Section 5.3(b) nor the impact thereof on the Acquired Assets or the Business shall be considered for purposes of determining whether a Business Material Adverse Effect has occurred or may occur. Notwithstanding anything herein to the contrary, neither Purchaser, Seller nor any respective Subsidiary shall be obligated to take or agree or commit to take any such action (1) that is not conditioned on the Closing or (2) that relates to or impacts the Excluded Assets. In no event shall Seller or any Seller Subsidiary propose, negotiate, effect or agree to any action contemplated by clauses (i)-(ii) above without the prior written consent of Purchaser.

(c)          Purchaser and Seller shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions, and any other actions pursuant to this Section 5.3, and, to the extent not prohibited by applicable Law, Purchaser and Seller shall each keep the other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Purchaser and Seller, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Authority with respect to the transactions contemplated by this Agreement. Subject to applicable Law relating to the exchange of information (including the Confidentiality Agreement), Purchaser and Seller shall permit counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith, the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions to any Governmental Authority. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Agreement as “outside counsel only.” Such designated materials, and the information contained therein, shall be given only to the outside legal counsel of the recipient involved in the transactions contemplated by this Agreement and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless written permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel in advance of it being shared; it being understood that materials provided pursuant to this Agreement may be redacted or withheld (i) to remove references concerning the valuation of the Acquired Assets and the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns (including with respect to other business segments of Purchaser). Purchaser and Seller shall not participate in any meeting (whether in-person, by telephone, or otherwise) with any Governmental Authority in connection with this Agreement or the transactions contemplated by this Agreement, or with any other Person in connection with any proceeding or Action by a private party relating to any applicable Competition Laws in connection with this Agreement or the transactions contemplated by this Agreement, unless it makes reasonable best efforts to consult with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right to determine and direct strategy and timing, lead all proceedings and coordinate all activities with respect to seeking any actions, non-actions, termination or expiration of waiting periods, Consents or Approvals or waivers of any Governmental Authority or third party as contemplated hereby.

(d)          Purchaser may choose, at its sole discretion, to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority or other third party whose consent or approval is sought in connection with the transactions contemplated hereby. Any costs and expenses of any third party resulting from the process of obtaining and cooperating to obtain any third party or any Governmental Authority to obtain any Consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 5.3, Section 5.4 or Section 5.5 shall be borne exclusively by the Party incurring such costs and expenses; provided that Purchaser shall be responsible for all filing fees payable to Governmental Authorities in connection with obtaining any Consent.

(e)          Notwithstanding anything to the contrary herein, Purchaser, its investment funds affiliated, managed or advised by those Purchaser may choose, at its sole discretion, to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority or other third party whose consent or approval is sought in connection with the transactions contemplated hereby. Any costs and expenses of any third party resulting from the process of obtaining and cooperating to obtain any third party or any Governmental Authority to obtain any Consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 5.3, Section 5.4 or Section 5.5 shall be borne exclusively by the Party incurring such costs and expenses; provided that Purchaser shall be responsible for all filing fees payable to Governmental Authorities in connection with obtaining any Consent.

Section 5.4      Cooperation on Programming Matters. Without limiting the obligations set forth in Section 5.3, (a) Purchaser shall reasonably cooperate with Seller, including by executing and delivering to Seller such documents as may reasonably be requested by Seller, to comply with the requirements of the Programming Agreements and channel line-up requirements that pertain to divestitures of Cable Systems, and (b) Seller shall reasonably cooperate with Purchaser, including by executing and delivering such documents as may reasonably be requested by Purchaser, to comply with the requirements of the Programming Agreements and channel line-up requirements that pertain to acquisitions of Cable Systems.

Section 5.5      Non-Assignment; Third-Party Consents; Shared Contracts.

(a)          Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign or transfer any of the Acquired Assets to the extent an attempted assignment or transfer thereof or change of control of the Business (a) is prohibited by applicable Law or (b) without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any approval, consent, license, Order, waiver or permit by any third party or Governmental Authority (collectively, “Approvals”), would (i) constitute a breach thereof, (ii) be reasonably likely to subject Seller, any Seller Subsidiary, Purchaser or any of their respective officers, directors, agents or Affiliates to civil or criminal liability, (iii) be reasonably likely to make such assignment or transfer or change of control void or voidable, or (iv) in any way adversely affect the rights thereunder of Seller, any Seller Subsidiary, Purchaser or any of their respective officers, directors, agents or Affiliates, and such Approval is not obtained at or before the Closing. Seller and Purchaser shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to obtain any Consents from third parties under Material Contracts and Consents from third parties for all Business Permits required in connection with the consummation of the transactions contemplated by this Agreement (the Consents of third parties referred to in this Section 5.5, collectively, the “Third-Party Consents”). If any Third-Party Consent has not been obtained at or before the Closing, for nine (9) months following the Closing Date, (i) the Seller shall, and shall cause the Seller Subsidiaries to, continue to use reasonable best efforts to obtain such Third-Party Consent as promptly as practicable and (ii) the Parties shall use reasonable best efforts to enter into any lawful and commercially reasonable arrangement under which, from and after the Closing, (A) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits under the Acquired Asset with respect to which the Third-Party Consent has not been obtained and (B) Purchaser shall assume any related economic burden with respect to such Acquired Asset. Notwithstanding anything to the contrary contained herein, (x) Seller shall not have any further obligation under this Section 5.5 with respect to any consents of third parties (including the Third-Party Consents) that are not obtained on or prior to nine (9) months following the Closing Date; and (y) neither Seller nor any of the Seller Subsidiaries shall have any obligation to make any payments or other concession, or incur any other Liability, or commence or participate in any Action to obtain any consents of third parties (including Third-Party Consents) or effect any of the transfers or arrangements contemplated by this Section 5.5, unless reimbursed or fully indemnified by the Seller or the Purchaser, as applicable, and the failure to receive any such consents or to effect any such transfers or arrangements. The failure to receive any such Third-Party Consents shall not be taken into account in determining whether any condition to the Closing set forth in Article VI shall have been satisfied. To the extent permitted under applicable Law, for applicable Tax purposes, the parties shall treat any such Acquired Asset as having been transferred at the Closing.

(b)          Without limitation to the foregoing, Seller and Purchaser acknowledge that Seller and the Seller Subsidiaries are parties to certain Contracts (collectively, the “Shared Contracts”) that relate to the businesses and operations or conduct of the Business, on the one hand, and relate to the businesses to be retained by the Seller and Seller Subsidiaries, on the other hand, following the Closing; provided that in no event shall Shared Contracts include any (x) Contracts for Overhead and Shared Services or (y) Contracts the benefits of which are provided to Purchaser and its Subsidiaries pursuant to the Ancillary Agreements. Seller and Purchaser shall cooperate with each other and use their respective reasonable best efforts prior to the Closing: (i) to cause the Shared Contract, to be apportioned (including by obtaining the consent of such counterparty to enter into a new contract or amendment (each such new contract, a “New Contract”) or splitting or assigning in relevant part such Shared Contract, in each case on terms substantially similar in all material respects to those contained in such Shared Contract, in order for the Business and the other businesses of the Seller to receive the applicable claims, rights and benefits and bear the applicable burdens and obligations under such Shared Contract), effective as of the Closing, between the Purchaser and its Affiliates (the “Purchaser Group”) and Seller and the Seller Subsidiaries (the “Seller Group”), pursuant to which the Seller Group will assume all of the rights and obligations under such Shared Contract that relate to the businesses and operations of the Seller Group (other than the Business), on the one hand, and a member of the Purchaser Group will assume all of the rights and obligations under such Shared Contract that relate to the Business, on the other hand; and (ii) to cause the applicable counterparty to release the Purchaser Group, as applicable, from the obligations of the Seller Group arising after the Closing Date under the portion of the Shared Contract apportioned to the Seller Group and to cause the applicable counterparty to release the Seller Group from the obligations of the Purchaser Group arising after the Closing Date under the portion of the Shared Contract apportioned to the Purchaser Group.

(c)          Without limitation to the foregoing, if, after the Closing and on or prior to the Post-Closing Completion Date (as defined below), a Party in good faith identifies any asset or property of Seller or any Seller Subsidiary at Closing, other than any Excluded Asset or any asset or property the benefit or use of which is provided as of Closing through the transition services agreement (or that is part of an Excluded Service thereunder, or an Additional Service thereunder that Seller or any Seller Subsidiary agrees with Purchaser to have provided to Purchaser in accordance with the terms thereof), that was (i) not part of the Acquired Assets transferred at the Closing and (ii) that is necessary to conduct the Business (any such asset or property, the “Shared Asset”), Seller and Purchaser shall reasonably cooperate with each other and use their respective reasonable best efforts to cause: (x) the Shared Asset, to be apportioned (including by obtaining the consent of such counterparty or splitting or assigning in relevant part such Shared Asset), effective as of the Closing, between the Purchaser Group and the Seller Group, pursuant to which the Seller Group will assume all of the rights and obligations with respect to such Shared Asset that relate to the businesses and operations of the Seller Group (other than the Business), on the one hand, and a member of the Purchaser Group will assume all of the rights and obligations with respect to such Shared Asset that relate to the Business, on the other hand; and (y) the applicable counterparty to release the Purchaser Group, as applicable, from the obligations of the Seller Group arising after the Closing Date with respect to the portion of the Shared Asset so apportioned to the Seller Group and to cause the applicable counterparty to release the Seller Group from the obligations of the Purchaser Group arising after the Closing Date with respect to the portion of the Shared Asset so apportioned to the Purchaser Group.

(d)          If, prior to Closing, the parties are not able, with respect to any Shared Contract, to apportion any such Shared Contract in accordance with Section 5.5(b), then until and including the date that is nine (9) months following the Closing Date (the “Post-Closing Completion Date”): (i) the Seller and the Purchaser shall continue to use reasonable best efforts to cause such counterparty to enter into such a New Contract or so assign such benefits and obligations under such Shared Contract, (ii) with respect to customer Contracts that are Shared Contracts, the Seller and the Purchaser shall enter into a subcontracting, sublicensing or subleasing arrangement, as applicable, governing the parties’ relative obligations under such Shared Contract, (iii) the Purchaser or the Seller, as applicable, shall, or shall cause its designee to, bear the costs and liabilities under such Shared Contract from and after the Closing to the extent that the Purchaser or the Seller or its designee receives the rights and benefits of such Shared Contract and (iv) until such time as such a New Contract is executed or such claims, rights, benefits, burdens and obligations under such Shared Contract are so assigned, the Purchaser and the Seller shall use reasonable best efforts to secure an alternative arrangement reasonably satisfactory to both parties under which the Business or the other businesses of the Seller would, in compliance with applicable Law, obtain the benefits and bear the burdens associated with the applicable Shared Contract such that the Business or the other businesses of the Seller would be placed in a substantially similar position as if such a New Contract had been executed or such benefits and obligations had been so assigned. In furtherance of the foregoing, until the Post-Closing Completion Date, the Purchaser or the Seller, as applicable, shall, or shall cause its designee to, promptly pay, perform or discharge when due any liability arising under any Shared Contract from and after the Closing to the extent that such liability relates to rights and benefits under such Shared Contract that the Purchaser or the Seller (or their respective designee) receives pursuant to this Section 5.5(c).

(e)          Notwithstanding anything to the contrary in this Agreement, (i) neither the Purchaser nor the Seller shall have any obligation under this Section 5.5 following the Post-Closing Completion Date, and (ii) neither the Purchaser nor the Seller shall be required to make any expenditure or incur or assume any liability of, in the case of the Purchaser, the Seller’s businesses, or in the case of the Seller, the Business in connection with any such activities described in this Section 5.5, unless reimbursed or fully indemnified by the Seller or the Purchaser, as applicable, for the full amount of any such expenditure or liability. Each party acknowledges that the other (including its respective Affiliates) shall not have any liability or obligation with respect to any New Contract (other than the efforts expressly required by this Section 5.5) or failure to obtain any New Contract.

Section 5.6      Confidentiality Agreement.

(a)          The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement, the parties agree that the Financing Parties and all potential financing sources shall be “Representatives” (as defined in the Confidentiality Agreement) of Purchaser (and Purchaser does not have to obtain prior consent from any person for any potential financing source to become a “Representative” (as defined in the Confidentiality Agreement) of Purchaser). Effective upon the Closing, the confidentiality and non-disclosure obligations set forth in the Confidentiality Agreement shall terminate and be of no further force and effect (except for any provisions of the Confidentiality Agreement that survive termination in accordance with the terms of the Confidentiality Agreement).

(b)          Subject to Section 5.6(c), (i) each of the parties shall, and shall cause their respective Affiliates and Representatives to, treat as strictly confidential and not disclose or use any information received or obtained in connection with evaluating, negotiating or entering into, consummating the transactions contemplated by, or performing their respective obligations under, this Agreement or any agreement entered into pursuant to this Agreement (including each Ancillary Agreement) which relates to: (A) the provisions of this Agreement and any agreement entered into pursuant to this Agreement, or (B) the negotiations relating to this Agreement (and any such other agreement), (ii) the Seller shall, and shall procure that its Representatives shall, treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser, and (iii) the Purchaser shall, and shall procure that its Representatives shall, treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Seller, in each case for the foregoing clauses (i), (ii) and (iii), other than information that (w) is or becomes available in the public domain other than pursuant to a breach of this Agreement, (x) can be demonstrated to have been known by the applicable party through lawful means prior to disclosure to such party in connection with this Agreement or the transactions contemplated hereby, (y) lawfully is or becomes available to the applicable party on a non-confidential basis other than pursuant to this Agreement or the transactions contemplated hereby (provided that the source of such information is not known by the applicable party to be bound by a confidentiality agreement with the other party by a contractual, legal or fiduciary obligation owed to such party) or (z) is independently developed by the applicable party without the use of any information provided to such party in connection with this Agreement or the transactions contemplated hereby. For the avoidance of doubt, the foregoing restrictions shall not apply to the Purchaser with respect to the books and records or any other information regarding the Business to the extent not related to the Seller or the Seller Subsidiaries after the Closing, and the Purchaser shall not be subject to any restriction or obligation of confidentiality owed to the Seller with respect to such books and records or such other information after the Closing.

(c)          Section 5.6(b) shall not prohibit disclosure or use of any information if and to the extent: (i) the disclosure or use is required by applicable Law or any Government Authority, (ii) the disclosure or use is required for the purpose of any Action arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Governmental Authority in connection with the Tax affairs of the disclosing party (or any subsidiary or holding company thereof), (iii) the disclosure is made to Representatives of the disclosing party on a need-to-know basis and on terms that such Representatives undertake to comply with the provisions of Section 5.6(b) in respect of such information as if they were a party to this Agreement (it being understood that the disclosing party shall be responsible for any breaches of Section 5.6(b) by such Representatives), (iv) the disclosure is made upon prior written approval to the disclosure by the disclosing party, or (v) in the case of disclosure or use by Purchaser or any of Purchaser’s Subsidiaries after the Closing, the information is included in the books and records of the Business; provided that, prior to disclosure or use of any information pursuant to clause (i) above, the Seller or the Purchaser, as the case may be, shall promptly notify the other of such requirement with a view to providing it with the opportunity to contest such disclosure or use or otherwise to agreeing to the timing and content of such disclosure or use, except that no notice, consent or approval shall be required to be provided for disclosure (x) requested or required by a bank examiner, regulatory examiner or self-regulatory examiner, (y) pursuant to a routine request by a Government Authority not specifically targeting such information or (z) to the extent that such notice would not be practicable under the circumstances or is prohibited by applicable Law.

Section 5.7      Public Announcements. No Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules, in which case the Party seeking to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication and shall consider such comments in good faith or (b) to the extent the contents of such release or announcement have previously been released publicly by a Party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 5.7. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form agreed to by Seller and Purchaser.

Section 5.8      Bonds; Letters of Credit. At or prior to the Closing, Purchaser shall use its reasonable best efforts to, at its sole expense, arrange for substitute letters of credit, surety bonds, Purchaser guarantees, advance payment guarantees, and other obligations to replace the outstanding letters of credit, surety bonds, guarantees, advance payment guarantees and other contractual obligations entered into by or on behalf of Seller or any of its Affiliates in connection with or relating to the Business, the Acquired Assets or the Assumed Liabilities, in each case, set forth on Section 5.8 of the Seller Disclosure Schedule (together, the “Business Guarantees”) and assume all obligations under each Business Guarantee, obtaining from the creditor or other counterparty a full and irrevocable release of Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Business Guarantees. To the extent the beneficiary or counterparty under any Business Guarantee does not accept any such substitute bond, the Purchaser guarantee or other obligation proffered by the Purchaser, Purchaser shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid, including costs or expenses, in connection with such Business Guarantees, including expenses of Seller or any Affiliate thereof in maintaining such Business Guarantees, whether or not any such Business Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Seller and any of its Affiliates to the extent that any Business Guarantee is called upon and Seller or any of its Affiliates makes any payment in respect of any such Business Guarantee. For any Business Guarantees for which Purchaser or any of its Affiliates, as applicable, is not substituted in all respects for Seller and its Affiliates (or for which Seller and its Affiliates are not fully released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be fully released in respect thereof), Seller and Purchaser shall continue to use their reasonable best efforts to effect such substitution or termination and release after the Closing. Without limiting the foregoing, neither Purchaser nor any of its Affiliates shall extend or renew any Contract containing or underlying a Business Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or its Affiliates are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates are fully released, in respect of all Liabilities under such Business Guarantees.

Section 5.9      Limited Use of Names and Marks.

(a)          Purchaser hereby acknowledges that all right, title and interest in and to the “WOW!” Mark, together with all variations and acronyms thereof and all Marks, Internet domain names, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (collectively, the “Retained Names and Marks”) are, and shall, following the Closing, continue to be, owned exclusively by Seller or its Affiliates. Except as expressly provided in Section 5.9(b) no other right to use the Retained Names and Marks is granted by Seller to Purchaser or its Affiliates whether by implication or otherwise, and nothing hereunder permits Purchaser or its Affiliates to use the Retained Names and Marks in any manner other than in connection with Existing Stock.

(b)          Subject to Section 5.9(c), Purchaser shall, for a period of nine (9) months following the Closing Date, be entitled to use, solely in connection with the operation of the Business as operated immediately prior to the Closing, all of the Business’s existing signage and stocks of signs, letterheads, invoice stock, advertisements and promotional materials, inventory and other documents and materials that are included in the Acquired Assets and contain the Retained Names and Marks (“Existing Stock”), after which period Purchaser shall, and shall cause its Affiliates to, remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock. Notwithstanding the foregoing, Purchaser may use the Retained Names and Marks at all times after the Closing Date (x) in a neutral, non-trademark manner to describe the history of the Businesses; or (y) as required by applicable Law; provided that such use does not give rise to a likelihood of confusion as to the source or origin of any goods or services or imply any endorsement by, or ongoing association with, Seller or any of its Subsidiaries.

(c)          Purchaser shall ensure that all uses of the Retained Names and Marks as provided in this Section 5.9 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names and Marks were used in the Business prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.9 shall inure solely to the benefit of Seller. In no event shall Purchaser or its Affiliates use the Retained Names and Marks in any manner that may reasonably be expected to damage or tarnish the reputation of Seller or the goodwill associated with the Retained Names and Marks.

(d)          Purchaser shall indemnify and hold harmless Seller and its officers, directors, employees, agents, successors and assigns, from and against any and all such claims that may arise out of the use of the Retained Names and Marks by Purchaser or its Affiliates. Notwithstanding anything in this Agreement to the contrary, Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.9, Seller, in addition to any other remedies available to it, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining Purchaser or its Affiliates from any such breach or threatened breach.

Section 5.10      R&W Insurance Policy. Prior to or concurrently with the execution of this Agreement, Purchaser shall cause to be bound and incepted a representations and warranties insurance policy (a copy of which Purchaser shall have provided Seller prior to the execution thereof) (the “R&W Insurance Policy”). Purchaser shall pay, or cause to be paid, the premium and all other costs required for issuance of the R&W Insurance Policy. Following the final issuance of the R&W Insurance Policy, Purchaser agrees to use reasonable best efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth therein. Upon its final issuance, Purchaser shall deliver a copy of the R&W Insurance Policy to Seller. The Parties acknowledge that Purchaser obtaining the R&W Insurance Policy is a material inducement to Seller entering into the transactions contemplated by this Agreement, and Seller is relying on Purchaser’s covenants and obligations set forth in this Section 5.10. The R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights against Seller or any of its Affiliates, or any former shareholders, managers, members, directors, officers and employees of any of the foregoing with respect to any claim made by any insured thereunder, which waiver Seller may enforce directly against the insurer of the R&W Insurance Policy, other than in the event of Actual Fraud. Purchaser shall not waive, amend, modify or otherwise revise this subrogation provision under the R&W Insurance Policy, or allow such provision to be waived, amended, modified or otherwise revised by any other Person, in each case, without Seller’s prior written consent, which Seller may grant or withhold in its sole discretion. For the avoidance of doubt, in no event shall Seller’s obligations or liability under Article VII be expanded or increased as a result of any failure by Purchaser or its Affiliates to obtain a representation and warranty insurance policy or, if obtained, any of the terms or conditions thereof.

Section 5.11      Non-Solicitation; Non-Competition.

(a)          For a period of twenty-four (24) months following the Closing Date, Seller shall not, and shall cause the Seller Subsidiaries not to, directly or indirectly, employ, hire, enter into an agency or consulting relationship with, recruit or solicit for employment any Transferred Employee; provided that the foregoing restrictions shall not apply to (i) any Transferred Employee who ceased to be employed by Purchaser or its Subsidiaries prior to any solicitation by or the commencement of any discussions with Seller or the Seller Subsidiaries, (ii) any general solicitations not targeted at Transferred Employees (including through the use of bona fide third-party recruiting firms not directed at Transferred Employees) or general advertisements in any newspaper, magazine, trade publication, electronic medium or other media and any Transferred Employees who respond thereto and (iii) any Transferred Employee who contacts Seller or any Seller Subsidiary on his or her own initiative and without any solicitation or encouragement by or on behalf of Seller or any Seller Subsidiary.

(b)          For a period of three (3) years following the Closing Date, Seller shall not, and shall cause the Seller Subsidiaries not to, directly engage in the Business or activities, in each case, in the territories set forth on Section 5.11(b) of the Seller Disclosure Schedule (the “Restricted Market”) that would compete with the Business in the Restricted Market (the “Restricted Purchaser Business”); provided that notwithstanding anything to the contrary in this Agreement, the Restricted Purchaser Business shall not refer to or include any geography other than the Restricted Market or be deemed to apply to activities outside the Restricted Market.

(c)          Notwithstanding the foregoing, nothing in Section 5.11(a) shall in any way prohibit or prevent Seller or any of the Seller Subsidiaries or any of their respective Affiliates from:

(i)	acquiring any securities or interests (whether by way of a purchase, merger, consolidation or other transaction) in any Person:

(A)	if such securities or interests represent less than ten percent (10%) of the voting interests in such Person; provided, that none of Seller or any of the Seller Subsidiaries is an active participant in the management or operations of (or has any Representative serving on the board of directors or similar governing body of) such Person or Affiliates;

(B)	if both (x) such Person derived ten percent (10%) or less of its total annual revenues in the most recent fiscal year from activities that constitute a Restricted Purchaser Business or (y) such total annual revenues from Restricted Purchaser Business represent less than ten percent (10%) of the total annual revenues of the Business for the fiscal year of the Business ended December 31, 2020; or

(C)	if such Person would be prohibited under clause (B) (including if such Person derived more than ten percent (10%) of its total annual revenues in the most recent fiscal year from activities that constitute a Restricted Purchaser Business) and Seller and the Seller Subsidiaries divest or otherwise cause the Restricted Purchaser Business to comply with clause (B) (including to constitute less than ten percent (10%) of such Person’s total annual revenues) within twelve (12) months following such acquisition, provided that, in the case of each of clauses (A), (B) and (C), a primary purpose of such transaction is not to evade the obligations of the Seller under Section 5.11(b) (that would otherwise apply absent this Section 5.11(c)) or to engage in a Restricted Purchaser Business; and/or

(ii)	exercising its rights or complying with its obligations under this Agreement or any of the Ancillary Agreements.

(d)          Notwithstanding the foregoing, the provisions of Section 5.11(b) (i) shall not restrain or prohibit, and shall terminate in their entirety upon, the consummation of any Change of Control, and (ii) shall not restrain or prohibit any activities, actions or conduct of any Person that is not directly or indirectly controlled by Seller, including any joint ventures, partnerships or co-investment vehicles that neither Seller nor any of the Seller Subsidiaries controls, or any investments in funds in which Seller has no right of decision with respect to the investment strategy of such funds, and in each case in which any Restricted Purchaser Business is not directed or influenced by Seller (provided that in each case of this clause (ii) references to Seller shall include Seller’s successors and assigns).

Section 5.12      Certain Tax Matters.

(a)          Each Party shall, and shall cause its Affiliates to, cooperate with and (at the expense of the requesting Party to the extent that any out-of-pocket expenses or costs are incurred) provide to the other Party and its Affiliates such documentation, information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the Business, the Acquired Assets or the Assumed Liabilities, (ii) the determination of liability for Taxes or a right to refund of Taxes pursuant to this Agreement or (iii) the conduct of any Tax Proceeding relating to the Business, the Acquired Assets or the Assumed Liabilities. For the avoidance of doubt, the Parties acknowledge that such documentation, information and assistance may include Tax Returns and other books and records related to Taxes that are Excluded Assets hereunder.

(b)          Notwithstanding anything to the contrary in this Agreement, in no event shall Seller or any of its Affiliates be required to provide any Person with a copy of, or otherwise disclose the contents of, its income Tax Returns (for the avoidance of doubt, excluding Tax submissions relating to assessments, remittances, obligations, or withholding Tax and other Taxes, duties, governmental requirement or other amounts required to be collected or paid over to any Governmental Authority as a result of the Permits of the Business).

(c)          Taxes relating to or imposed with respect to the Business, the Acquired Assets or the Assumed Liabilities on a periodic basis and payable for any Straddle Period, including real and personal property Taxes, ad valorem Taxes, and franchise fees or Taxes (“Periodic Taxes”) shall be prorated between Purchaser and Seller based on the number of days of the relevant Straddle Period the asset was owned by each respective Party during the fiscal period for which Periodic Taxes were assessed by the Taxing Authority (as such fiscal period is reflected on the bill rendered by such Taxing Authority). For the avoidance of doubt, with respect to Owned Real Property and Leased Real Property located in the State of Illinois, (i) real property Taxes and ad valorem Taxes accruing during the 2020 calendar year, but payable during the 2021 calendar year shall be Seller’s responsibility and (ii) real property Taxes and ad valorem Taxes accruing during the 2021 calendar year, but payable during the 2022 calendar year shall be prorated between Purchaser and Seller based on the number of days during the 2021 calendar year such Owned Real Property and such Leased Real Property were owned by each respective Party. All Taxes payable for any Straddle Period other than Periodic Taxes shall be prorated between Seller and Purchaser on a “closing of the books” basis as of the end of the day on the Closing Date.

(d)          Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller shall each bear and be responsible for, fifty percent (50%) of any sales, use transfer (including real estate transfer), documentary, stamp, recording, value added, conveyance, goods and services or similar Taxes and fees imposed on or payable in connection with the transfer of the Acquired Assets, the Assumed Liabilities and the Business contemplated by this Agreement (“Transfer Taxes”). The Parties shall use reasonable best efforts to minimize Transfer Taxes to the extent legally permissible. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns (and each Party shall provide timely payment for its share thereof, if any payment is due) and promptly provide a copy of such Tax Return to the other Party. Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption from, reduction of or exclusion from the application or imposition of any Transfer Taxes and reasonably cooperating with the other Party in providing any information and documentation and obtaining any certificate or other document from any Governmental Authority or any other Person, in each case, that may be necessary to obtain such exemptions, reductions or exclusions.

Section 5.13      Misallocated Payments.

(a)          Seller shall, or shall cause its applicable Affiliate to, (i) promptly pay or deliver to Purchaser (or Purchaser’s designated Affiliate) any monies or checks that are in respect of the Business, any Acquired Asset or any Assumed Liability that have been delivered to Seller or any Seller Subsidiaries following the Closing, including any monies or checks sent by customers, suppliers or other contracting parties in respect of the Business, any Acquired Asset or any Assumed Liability and (ii) promptly reimburse Purchaser (or its designated Affiliates) for any amounts paid by Purchaser (or its designated Affiliates) to the extent such payments are or are in respect of any Excluded Asset or Retained Liability.

(b)          Purchaser shall, or shall cause its applicable Affiliate to, (i) promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser or any of its Affiliates after the Closing to the extent such monies or checks are in respect of any Excluded Asset or Retained Liability and (ii) promptly reimburse Seller (or its designated Affiliates) for any amounts paid by Seller to the extent such payments are or are in respect of any Acquired Asset or an Assumed Liability.

Section 5.14      Insurance. The coverage under all insurance policies related to the Business and arranged or maintained by Seller and the Seller Subsidiaries is only for the benefit of Seller, the Seller Subsidiaries and their respective Affiliates, and not for the benefit of Purchaser or the Business. As of the Closing Date, Purchaser agrees to arrange for its own insurance policies with respect to the Business and agrees not to seek, through any means, to benefit from any of Seller’s, the Seller Subsidiaries’ or any of their respective Affiliates’ insurance policies that may provide coverage for claims relating in any way to the Business. Notwithstanding the foregoing, from and after the Closing until the eighteen (18) month anniversary thereof, Seller and the Seller Subsidiaries shall reasonably cooperate with Purchaser on any claim for coverage with respect to the Business under the insurance policies currently maintained by Seller and the Seller Subsidiaries with respect to claims arising from events that occurred or were alleged to have occurred prior to the Closing Date (in each case, solely to the extent that such policies provided coverage for such events prior to Closing) (“Pre-Closing Occurrences”). From and after the Closing until the eighteen (18) month anniversary thereof, Seller and the Seller Subsidiaries shall take no action to exclude or remove the Business from coverage that may be available under any such insurance policies with respect to Pre-Closing Occurrences and shall reasonably cooperate with Purchaser in and use reasonable best efforts to pursue the collection of all insurance proceeds in respect of claims made by Purchaser or the Business with respect to Pre-Closing Occurrences. Purchaser shall exclusively bear any deductibles, retentions, loss adjustments or uninsured, uncovered, unavailable or uncollectible amounts, or taxes from recoveries, relating to or associated with such claims. Notwithstanding anything to the contrary herein, (i) the right of Purchaser to access, and make claims under, such insurance policies shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, (ii) upon the request of Seller or the applicable Seller Subsidiaries, Purchaser agrees to reimburse the applicable members of the Seller Group for all reasonable out-of-pocket costs incurred by any member of the Seller Group associated with Purchaser-requested claims, including fees and expenses, costs of filing a claim and arbitration costs, and any direct premium increases, under the insurance policies and programs resulting from or allocable to such claims, and Seller and the Seller Subsidiaries shall have no obligation to incur any such unreimbursed costs, and (iii) neither Seller nor the Seller Subsidiaries shall be required to amend any insurance policy, increase any coverage under any insurance policy or take any action that would be reasonably likely to (1) have an adverse impact on the then-current relationship between Seller and the Seller Subsidiaries, on the one hand, and the applicable insurance company, broker or third-party claims administrator, on the other hand, (2) result in the applicable insurance company terminating or reducing coverage, or materially increasing the amount of any premium owed by Seller or any of the Seller Subsidiaries under the applicable insurance policy unless such amount is netted from the recovery amount paid to Purchaser, or (3) otherwise compromise, jeopardize or interfere with the rights of Seller or any of the Seller Subsidiaries under the applicable insurance policy. This Section 5.14 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 5.14 is intended to waive or abrogate in any way Seller’s rights to insurance coverage for any liability, whether relating to Seller or any of its Affiliates or otherwise.

Section 5.15      Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and the Seller Subsidiaries with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser to the extent such laws are applicable to the transactions contemplated by this Agreement.

Section 5.16      Contact with Subscribers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, Representatives or Affiliates to) contact any employee (excluding executive officers of Seller), subscriber, supplier, distributor or other material business relation of Seller, regarding Seller, the Business or the transactions contemplated by this Agreement and the Ancillary Agreements without the prior written consent of Seller; provided, however, that Purchaser shall be permitted to deliver any communications required by Law.

Section 5.17      Further Actions. If, at any time from and after the Closing, any further action is necessary to carry out the purposes of this Agreement and the transactions contemplated hereby, each of Purchaser and Seller will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party.

Section 5.18      Litigation Support. In the event that and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Action by or against a third party in connection with or relating to (a) the transactions contemplated under this Agreement or any Ancillary Agreements, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Acquired Assets or the Assumed Liabilities, Purchaser shall, and shall cause its Affiliates (and its and their officers and employees and Representatives) to, reasonably cooperate with Seller and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense, in each case at the Seller’s sole expense; provided that (i) such access shall not unreasonably interfere with the Purchaser’s or any of its Subsidiaries’ operations, (ii) that the Seller shall reimburse the Purchaser for reasonable out-of-pocket costs and expenses incurred in assisting the Seller pursuant to this Section 5.18 and (iii) that Purchaser and Seller acknowledge and agree that this Section 5.18 shall not apply with respect to any Action with respect to which Purchaser or its Affiliates are adverse to Seller or its Affiliates and (iv) the Seller shall indemnify and hold harmless Purchaser and its Affiliates from and against any and all Liabilities or Losses actually incurred or suffered by any of the Purchaser and its Affiliates, to the extent arising out of or resulting from any performance by the Purchaser or its Affiliates of the obligations pursuant to this Section 5.18.

Section 5.19      Covid-19. No reasonable actions taken, or actions omitted to be taken, in good faith in response to any COVID-19 Measures shall be deemed to violate or breach this Agreement, to require the consent of Purchaser, to constitute an action taken outside of the ordinary course of business or serve as a basis for Purchaser to terminate this Agreement or to assert that any of the conditions to the Closing contained herein have not been satisfied based upon failure to obtain such consent or operate in the ordinary course of business, in each case both (i) subject to reasonable advance notice and consultation with Purchaser, to the extent practicable, and considering and reflecting any input from Purchaser in good faith and (ii) to the extent that such action or omission was reasonably taken to protect human health and safety or the business, operations, assets or financial condition of the Business.

Section 5.20      Debt Financing.

(a)          Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, and shall use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts on or prior to the Closing, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) or, if available, on other terms that (A) are acceptable to Purchaser, (B) would not reduce the aggregate amount of the Debt Financing such that the aggregate amount of the Debt Financing would be less than the Financing Amounts, (C) would not impose new or additional conditions precedent to the availability of the Debt Financing or adversely expands, amends or modifies any of the existing conditions precedent to the Debt Financing as compared to the conditions as of the date hereof, (D) would not reasonably be expected to adversely impact the ability of Purchaser to enforce its rights against other parties to the Debt Commitment Letter, (E) would not reasonably be expected to hinder, delay or prevent the Closing and (F) would otherwise be permitted by this Section 5.20 and (iii) satisfy on a timely basis all conditions applicable to (and within control of) Purchaser in the Debt Commitment Letter and the Definitive Agreements and complying with its obligations thereunder. Purchaser shall use its reasonable efforts to comply with its obligations, and enforce its rights, under the Debt Commitment Letter and Definitive Agreements. Without limiting the generality of the foregoing, in the event that all conditions contained in the Debt Commitment Letter (other than consummation of the transactions contemplated by this Agreement and those conditions that by their nature are to be satisfied or waived at Closing) have been satisfied, Purchaser shall use its reasonable best efforts to cause the Financing Parties to fund the Debt Financing required to consummate the transactions contemplated by this Agreement and pay the Closing Purchase Price and the Final Purchase Price to Seller (or one of its designated Affiliates), as and when contemplated by this Agreement, and to pay or otherwise perform all obligations of Purchaser under this Agreement and the Ancillary Agreements. Purchaser shall give Seller prompt notice of any material breach by any party to the Debt Commitment Letter or Definitive Agreements of which Purchaser has become aware or any termination of the Debt Commitment Letter or Definitive Agreements.

(b)          Purchaser shall not, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided that any amendment or modification described in clauses (A) through (D) of Section 5.20(b)(i) shall be subject to Seller’s consent in its sole discretion) (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or Definitive Agreements, including any amendment, modification, waiver or remedy that (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion the Debt Financing, (B) reduces the amount of the Debt Financing to an amount that would be less than the Financing Amounts, (C) adversely affects the ability of Purchaser to enforce its rights against other parties to the Debt Commitment Letter or Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against such other parties to the Debt Commitment Letter as in effect on the date hereof or in the Definitive Agreements or (D) could reasonably be expected to hinder, delay or prevent the consummation of the transactions contemplated by this Agreement; or (ii) terminate the Debt Commitment Letter or any Definitive Agreement (unless such Debt Commitment Letter or Definitive Agreement is replaced at such time with a new debt commitment letter or definitive agreement that would satisfy the requirements of clause (b)(i) if it would have otherwise been structured as an amendment, including that Seller shall have provided its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)). Notwithstanding the foregoing, any amendment, supplement or modification to add or replace any additional agents or other financial institutions to the Debt Commitment Letter as provided for therein shall be permitted and shall not require the prior written consent of Seller. Purchaser shall promptly deliver to Seller copies of any such amendment, modification, waiver or replacement.

(c)            In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter and is required to fund the Financing Amounts, regardless of the reason therefor, Purchaser will use its reasonable best efforts to (i) arrange and obtain, as promptly as practicable, alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with the available portion of the Debt Financing, to pay the Financing Amounts) from the same or other sources, the terms of which (A) do not add new (or adversely modify any existing) conditions to the Debt Financing as compared to the conditions set forth in the Debt Commitment Letter as of the date of this Agreement, (B) do not reduce the available portion of the Debt Financing, together with such alternative financing, below an amount required to fund the Financing Amounts, (C) do not adversely affect in any material respect the ability of Purchaser to enforce its rights against other parties relative to the ability of Purchaser to enforce its rights against such other parties to the Debt Commitment Letter as in effect on the date hereof or in the Definitive Agreements or (D) could not reasonably be expected to hinder, delay or prevent the transactions contemplated by this Agreement and (ii) promptly notify Seller of such unavailability and the reason therefor; provided that in no event shall Purchaser be required to, and in no event shall its reasonable best efforts be deemed or construed to require that it, (A) obtain Alternative Financing that (1) includes terms (including any flex provisions applicable thereto contained in the related fee letter) that are less favorable to Purchaser than those contained in the Debt Commitment Letter as in effect on the date hereof, (2) involves any conditions to funding of the Debt Financing that are not contained in the Debt Commitment Letter as in effect on the date hereof or (3) would reasonably be expected to hinder, delay or prevent the consummation of the transactions contemplated by this Agreement, (B) pay any fees or agree to pay any interest rate amounts or original issue discounts, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof or (C) amend or waive any of the terms or conditions hereof or under the Debt Commitment Letter or any Definitive Agreements. For the purposes of this Agreement, (x) the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question) and (y) the term “Debt Financing” shall be deemed to include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 5.20 and any Alternative Financing. Purchaser shall provide Seller with prompt written notice of any actual breach, default, termination or repudiation by any party to the Debt Commitment Letter or the Definitive Agreements of which Purchaser becomes aware and the receipt of any written notice or other written communication from any Financing Party or other financing source with respect to any actual breach, default, termination or repudiation by any party to the Debt Commitment Letter or the Definitive Agreements of any provision thereof. Purchaser shall keep Seller informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing.

(d)            Prior to the Closing, Seller shall use its reasonable best efforts to provide, and shall use its reasonable efforts to cause its Representatives to provide, all cooperation reasonably requested by Purchaser and customary for financings of the type contemplated by the Debt Commitment Letter in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or any Seller Subsidiaries), including using its reasonable best efforts to: (a) furnish the unaudited balance sheet, statement of income and statement of cash flows of the Business for (i) each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended following the period ended March 31, 2021 and at least 45 days prior to the Closing Date and (ii) the fourth fiscal quarter of any fiscal year ended following the period ended March 31, 2021 and at least 90 days prior to the Closing Date, (b) furnish all business and other financial data and other pertinent information regarding the Acquired Assets and the Business reasonably and timely requested by Purchaser in order to consummate the Debt Financing, (c) furnish any financial information reasonably requested by Purchaser in order for Purchaser to prepare pro forma financial statements required by paragraph 3 of Exhibit C of the Debt Commitment Letter; provided, that (x) Purchaser shall be responsible for the preparation of any pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated by this Agreement and (y) the Seller’s assistance shall relate solely to the financial information and data derived from the Seller’s historical books and records, (d) upon reasonable prior notice and at times and locations to be reasonably and mutually agreed, participate (including causing senior management of the Business to participate) in a reasonable number of meetings, presentations, due diligence sessions and sessions with prospective lenders, investors and ratings agencies that are customary for financings of a type similar to the Debt Financing, (e) assist with the preparation by Purchaser and its Financing Parties of customary lender presentations, bank information memoranda and similar marketing documents reasonably requested by Purchaser in connection with the Debt Financing (including to provide customary authorization letters in connection with bank information memoranda authorizing the distribution of information related to the Acquired Assets to prospective lenders in connection with a syndicated bank financing and, subject to review and comment on such marketing documents, certifying that information with respect to the Acquired Assets does not include material non-public information), (f) facilitate the pledging of collateral and the granting of a security interest in the Acquired Assets in connection with the Debt Financing, (g) provide drafts of lien releases and certificates pursuant to Section 6.5(d) of the Security Agreement (as defined in the Credit Agreement) evidencing the termination and/or release of any security interests and guarantees in connection with the Acquired Assets and the Business and (h) promptly furnish Purchaser at least four (4) Business Days prior to the Closing Date with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, in each case, as reasonably requested by Purchaser at least nine (9) Business Days prior to the Closing Date; provided that none of the Seller or any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.20 that would (i) require Seller or any of its Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, (ii) cause any representation or warranty in this Agreement to be breached by Seller or any of its Affiliates, (iii) require Seller or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing, (iv) reasonably be expected to cause any director, officer, employee or stockholder of Seller or any of its Affiliates to incur any personal liability, (v) reasonably be expected to conflict with the organizational documents of Seller or any of its Affiliates or any laws, (vi)  reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material Contract to which Seller or any of its Affiliates is a party or any Law, (vii) provide access to or disclose information that Seller or any of its Affiliates determines would jeopardize any attorney-client privilege of Seller or any of its Affiliates, (viii) require the delivery of any opinion of counsel or (ix) require Seller or any of its Affiliates to prepare or deliver any financial statements (other than those set forth in Section 5.20(d)(a)) or information that are not available to it and prepared in the ordinary course of its financial reporting practice. Nothing contained in this Section 5.20(d) or otherwise shall require Seller or any of its Affiliates to be an issuer or other obligor with respect to the Debt Financing. Purchaser shall, promptly upon request by Seller, reimburse Seller or any of its Affiliates for all documented reasonable out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation provided in connection with this Section 5.20(d) and shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Purchaser or its Representatives pursuant to this Section 5.20 and any information used in connection therewith (other than (i) information provided in writing by Seller or any of its Affiliates specifically in connection with Seller’s obligations pursuant to this Section 5.20 or (ii) as a result of the gross negligence, bad faith or willful misconduct of any of the Seller or any of its Subsidiaries).

(e)      The Parties acknowledge and agree that the provisions contained in this Section 5.20 represent the sole obligation of Seller and its Affiliates with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Purchaser with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including any Annexes, Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Purchaser or any of its Affiliates or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.

(f)       All nonpublic or otherwise confidential information regarding Seller or its Affiliates obtained by Purchaser or its Representatives pursuant to this Section 5.20 shall be kept confidential in accordance with the Confidentiality Agreement.

(g)      Seller hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Seller or its Subsidiaries and Seller is provided a reasonable opportunity to review and comment on such use in advance thereof.

Section 5.21      Other Investors. Prior to the Closing, without the prior written consent of Seller (which may be withheld in its sole discretion), Purchaser shall not enter into any Contract, undertaking, commitment, agreement, arrangement or understanding, whether written or oral, that would have the effect of permitting or enabling, or otherwise permit or enable, any Person to obtain any equity interests (or rights to obtain any equity interests) in Purchaser, in each case that would reasonably be expected to interfere with Purchaser’s ability to consummate the Closing (including, for the avoidance of doubt, Purchaser’s ability to obtain any Consents in connection with the transactions contemplated by this Agreement or to consummate the Closing prior to the Outside Date).

Section 5.22      Intellectual Property License.

(a)       License to Buyer. Effective as of the Closing, and subject to the provisions hereof, Seller and the Seller Subsidiaries hereby grant, and agree to grant, to Purchaser and its Subsidiaries a worldwide, irrevocable, perpetual, non-exclusive, fully paid-up, transferable, and sublicensable (subject to Section 5.22(c)) license in, to and under the Seller Licensed IP to use and exploit the same in connection with the current and future operation of the Business in any field.

(b)       Licenses to Seller. Effective as of the Closing and subject to the provisions hereof Purchaser and its Subsidiaries hereby grant, and agree to grant, to the Seller and the Seller Subsidiaries a worldwide, irrevocable, perpetual, non-exclusive, fully paid-up, transferable and sublicensable (subject to Section 5.22(c)) license in, to and under all Intellectual Property Rights in the Acquired Intellectual Property practiced, used or exploited by, or absent a license thereto or ownership thereof, would be infringed by, the businesses of Seller or the Seller Subsidiaries as of the Closing Date, in connection with the current and future operation of such businesses of Seller or the Seller Subsidiaries.

(c)       Sublicenses/Assignment. Each licensee Party may sublicense its license herein to its Subsidiaries and its and their respective service providers, contractors, resellers, distributors, customers and end users in connection with the operation of the licensee Party’s businesses, but not for the independent benefit of any such persons; provided that each licensee Party shall treat any material confidential information and Trade Secrets of the licensor Party with the same degree of care that the licensee Party treats its own like confidential information and Trade Secrets, but in no event with less than reasonable care. Each licensee Party may assign or permit the assumption of the above license, in whole or in part, to (i) a third party, solely in connection with a merger or acquisition of such licensee Party, reorganization or sale of substantially all of the assets or businesses of the licensee Party to which the license relates; (ii)  an Affiliate of such licensee Party existing as of the date of this Agreement or formed thereafter due to an internal reorganization and (iii) a successor to a statutory merger or similar transaction. If a licensor Party sells or assigns any Intellectual Property Rights licensed herein, the above license will be deemed to “run with” such Intellectual Property Rights and be automatically binding upon any buyer or assignee.

(d)       Rights in Bankruptcy. All rights and licenses granted to a Party as licensee hereunder, are, for purposes of section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of section 101 of the Bankruptcy Code. The licensor Party acknowledges that the licensee Party, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Party from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

Section 5.23      Later Identified Assets and Liabilities.

(a)       If, after the Closing and on or prior to the Post-Closing Completion Date, a Party in good faith identifies any Acquired Asset, that was not part of the Acquired Assets transferred at the Closing (any such Acquired Asset, a “Later Identified Acquired Asset”), then such Party will provide written notice to the other Party identifying such Later Identified Acquired Asset and Seller will use reasonable best efforts to, as promptly as practicable thereafter, but subject to obtaining necessary Consents, if any. In connection therewith, transfer, convey, assign and deliver to Purchaser (or cause to be transferred, conveyed, assigned, or delivered to Purchaser) for no additional consideration all right, title and interest of Seller or the Seller Subsidiaries in and to such Later Identified Acquired Asset. If, after the Closing and on or prior to the Post-Closing Completion Date, a Party in good faith identifies any Assumed Liability, that was not assumed by Purchaser when the Assumed Liabilities were assumed at the Closing (any such liability, a “Later Identified Assumed Liability”), then such Party will provide written notice to the other Party identifying such Later Identified Assumed Liability and Seller will use reasonable best efforts to, as promptly as practicable thereafter, transfer, convey, assign and deliver to Purchaser (or cause to be transferred, conveyed, assigned, or delivered to Purchaser), and Purchaser shall assume and accept, for no additional consideration all such Later Identified Assumed Liabilities.

(b)       If, after the Closing and on or prior to the Post-Closing Completion Date, a Party in good faith identifies any Excluded Asset that was transferred to Purchaser at the Closing (any such Excluded Asset, a “Later Identified Excluded Asset”), then such Party will provide written notice to the other Party identifying such Later Identified Excluded Asset and Purchaser will use reasonable best efforts to, as promptly as practicable thereafter, transfer, convey, assign and deliver to Seller or a Seller Subsidiary (or cause to be transferred, conveyed, assigned, or delivered to Seller or a Seller Subsidiary) for no additional consideration all right, title and interest of Purchaser in and to such Later Identified Excluded Asset. If, after the Closing and on or prior to the Post-Closing Completion Date, a Party in good faith identifies any Retained Liability, that was assumed by Purchaser at the Closing (any such liability, a “Later Identified Retained Liability”), then such Party will provide written notice to the other Party identifying such Later Identified Retained Liability and Purchaser will use reasonable best efforts to, as promptly as practicable thereafter, but subject to obtaining necessary Consents, if any. In connection therewith, transfer, convey, assign and deliver to Seller or a Seller Subsidiary (or cause to be transferred, conveyed, assigned, or delivered to Seller or a Seller Subsidiary), and Seller or such Seller Subsidiary shall assume and accept, for no additional consideration all such Later Identified Retained Liabilities.

(c)       Following Closing, Seller shall promptly deliver to Purchaser any notices or correspondence that have been sent or furnished to Seller or the Seller Subsidiaries that, consistent with the terms and conditions of this Agreement and the Ancillary Agreements, would be more properly directed to Purchaser as the operator of the Business from and after Closing (including any notices to the extent relating to the Business, Acquired Assets or Assumed Liabilities).

(d)      Following Closing, Purchaser shall promptly deliver to Seller any notices or correspondence that have been sent or furnished to Purchaser or any of its Affiliates that, consistent with the terms and conditions of this Agreement and the Ancillary Agreements, would be more properly directed to Seller as the operator of the Excluded Assets (including any notices to the extent relating to the Excluded Assets or Retained Liabilities).

Section 5.24      Title Insurance. Seller shall, and shall cause the Seller Subsidiaries to, reasonably cooperate with Purchaser in connection with Purchaser obtaining a title insurance policy and a survey for the Owned Real Property. In addition, at or prior to the Closing, Seller shall cause the applicable Seller Subsidiary to (i) use reasonable best efforts to deliver to the title company issuing such title insurance policy such customary affidavits, indemnities and other agreements, evidence of authority, releases of such Liens, and such other documents and instruments reasonably required in order to issue said title insurance policy for an amount equal to the fair market value of each Owned Real Property (as determined by the Seller in a commercially reasonable manner) evidencing fee title ownership in Purchaser or one of its Affiliates and (ii) deliver to Purchaser a special warranty deed (or local state equivalent) for each parcel of Owned Real Property, duly executed and notarized by the applicable Selling Subsidiary, in reasonable form, and otherwise in such form and substance sufficient to vest in Purchaser fee simple title to the Owned Real Property subject only to Permitted Liens, in each case, subject only to the Permitted Liens and the consummation of the Closing and at Purchaser’s sole cost and expense.

Section 5.25      Transition Services Agreement. As promptly as practicable following the date hereof, and to the extent permitted by Law, the Parties shall (i) cooperate in good faith to commence the transition efforts contemplated to be provided under the Transition Services Agreement and to use reasonable best efforts to migrate to Purchaser or a designated Subsidiary thereof the applicable services contemplated to be provided thereunder and (ii) negotiate in good faith to clarify as necessary the nature, scope and terms of the services set forth in Annex A to the Transition Services Agreement. Notwithstanding the foregoing, no breach of, or other action taken (or failure to take action) with respect to, the foregoing shall be deemed to cause any of the conditions to Closing to fail to be satisfied or to serve as the basis for either Party to terminate this Agreement or the assertion of any indemnification claim under this Agreement.

Article VI

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 6.1      Conditions to Obligations of Seller and Purchaser to Close. The respective obligations of each of Seller and Purchaser to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions (any of which may be waived, in whole or in part, by the mutual written agreement of Seller and Purchaser to the extent permitted by applicable Law):

(a)     Required Approvals. All filings, Consents and Regulatory Approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement as set forth on Section 6.1(a) of the Seller Disclosure Schedule shall have been obtained (the “Required Approvals”); provided that the closing condition for approval by Telecommunications Regulatory Authorities shall be deemed satisfied for the Seller and the Seller Subsidiaries’ Franchise agreements, if, Consent, approval or waiver either (i) has been deemed to have been received in accordance with Section 617 of the Communications Act (47 U.S.C. Section 537) or (ii) is not required by applicable Law.

(b)     No Injunctions. No Governmental Authority of competent authority and jurisdiction shall have issued an Order or enacted a Law that remains in effect and makes illegal or prohibits the consummation of the transactions contemplated by this Agreement (collectively, the “Legal Restraints”).

Section 6.2      Conditions to Purchaser’s Obligations to Close. Purchaser’s obligation to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions (any of which may be waived, in whole or in part, by Purchaser):

(a)     Representations and Warranties. (i) The representations and warranties of Seller set forth in Section 3.1, Section 3.2 and Section 3.13 shall be true and correct in all but de minimis respects as of the Closing Date as if made on and as of the Closing Date, (ii) the representations and warranties of Seller set forth in first sentence of Section 3.15) shall be true and correct as of the Closing Date as if made on and as of the Closing Date and (iii) each of the other representations and warranties of Seller contained in Article III shall be true and correct (without giving effect to any “materiality” or “Business Material Adverse Effect” qualifiers contained therein) as of the Closing Date as if made on and as of the Closing Date, except (A) in each case of clause (i) and clause (iii), representations and warranties that are made as of a specific date shall be true and correct (subject to the standards set forth herein) only on and as of such date and (B) in the case of clause (iii), where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)     Covenants and Agreements. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)     Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by a duly authorized executive officer of Seller, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied (the “Seller Closing Certificate”).

(d)     No Business Material Adverse Effect. Since the Balance Sheet Date, there has not occurred any event, change, development or effect that is continuing and would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 6.3      Conditions to Seller’s Obligations to Close. Seller’s obligation to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions (any of which may be waived, in whole or in part, by Seller):

(a)     Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 4.1, Section 4.2 and Section 4.7 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date and (ii) each of the other representations and warranties of Purchaser contained in Article IV shall be true and correct (without giving effect to any “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) as of the Closing Date as if made on and as of the Closing Date, except (A) in each case of clause (i) and clause (ii), representations and warranties that are made as of a specific date shall be true and correct (subject to the standards set forth herein) only on and as of such date and (B) in the case of clause (ii), where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)     Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)     Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by a duly authorized executive officer of Purchaser, stating that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied (the “Purchaser Closing Certificate”).

Section 6.4      Frustration of Closing Conditions. Neither Purchaser nor Seller may rely as a basis for terminating this Agreement on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.3.

Article VII

INDEMNIFICATION

Section 7.1      Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Purchaser and Seller contained in this Agreement and in any certificate delivered hereunder shall not survive the Closing and shall terminate at the Closing. No covenant or agreement contained herein that is to be performed on or prior to the Closing shall survive the Closing. The covenants and agreements contained in this Agreement that are to be performed at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms.

Section 7.2      Indemnification by Seller.

(a)     Subject to the provisions of this Article VII, effective as of and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from (i) any breach of any covenant or agreement of Seller contained in this Agreement that survives the Closing, for the period it survives, (ii) the Retained Liabilities or (iii) the Excluded Assets.

(b)     Notwithstanding anything to the contrary herein, Seller shall not be required to indemnify or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Losses to the extent reflected in, reserved for or taken into account in the determination of Working Capital or on the Final Closing Statement or were reflected or reserved for in the Business Financial Statements.

(c)     Notwithstanding anything in this Agreement to the contrary, the cumulative indemnification obligation of Seller under Section 7.2(a)(i) shall in no event exceed, in aggregate, the Closing Purchase Price (the “Overall Cap”).

Section 7.3      Indemnification by Purchaser.

(a)     Subject to the provisions of this Article VII, effective as of and after the Closing, Purchaser and its Subsidiaries shall (and shall cause any Affiliate of Purchaser then holding assets comprising the Business to) indemnify and hold harmless Seller and its Affiliates, and each of their respective directors, officers and employees (collectively, the “Seller Indemnified Parties”), from and against any and all Losses actually incurred or suffered by any of the Seller Indemnified Parties, to the extent arising out of or resulting from: (i) any breach of any covenant or agreement of Purchaser contained in this Agreement that survives the Closing, for the period it survives; (ii) the Assumed Liabilities; (iii) the Acquired Assets; and (iv) the Business Guarantees.

(b)     Notwithstanding anything in this Agreement to the contrary, the cumulative indemnification obligation of Purchaser under Section 7.3(a)(i) shall in no event exceed the Overall Cap.

Section 7.4      Indemnification Procedures.

(a)     A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand asserted, or any other matter or circumstance that arises, that such Indemnified Party believes has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), including the applicable Losses; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII, except to the extent the Indemnifying Party is actually prejudiced by such failure, it being agreed that any such notice must describe, to the extent then known by the Indemnified Party, in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand, matter or circumstance, the provisions of this Agreement pursuant to which indemnification may be sought and an estimate of the Indemnified Party’s Losses and must be delivered prior to the expiration of any applicable survival period specified in Section 7.1.

(b)            Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party pursuant to Section 7.2 or Section 7.3 (other than a Third-Party Claim that relates to Taxes, such Third-Party Claims being governed by Section 7.4(c)), the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within fifteen (15) Business Days of the receipt of notice of such Third-Party Claim, to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party); provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 7.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third-Party Claim, the Indemnifying Party shall be entitled to select counsel, contractors and consultants reasonably acceptable to the Indemnified Party. Purchaser or Seller, as the case may be, shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate, for any defense of such Third-Party Claim. If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third-Party Claim for which it obtains a full release (with no Liability) of all Indemnified Parties, provided that such settlement or judgment does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party in its sole and absolute discretion.

(c)            Notwithstanding the foregoing provisions of this Section 7.4, if a Third-Party Claim includes or could reasonably be expected to include both a claim for Taxes for which Seller is responsible pursuant to Section 7.2 (“Seller Taxes”) and a claim for Taxes for which Purchaser is responsible pursuant to Section 7.3 (“Purchaser Taxes”), Seller and Purchaser shall use reasonable best efforts to sever such Third-Party Claim into separate Tax Proceedings relating to Seller Taxes and Purchaser Taxes, respectively. If such Third-Party Claim is not so severable, Seller (if the claim(s) for Seller Taxes exceeds or reasonably could be expected to exceed in amount the claim(s) for Purchaser Taxes) or otherwise Purchaser (Seller or Purchaser, as the case may be, the “Tax Controlling Party”), shall be entitled to control the defense of such Third-Party Claim (such Third-Party Claim, a “Tax Claim”). In such case, (i) the other party (the “Tax Non-Controlling Party”) shall be entitled to participate fully (at the Tax Non-Controlling Party’s sole cost and expense) in the conduct of such Tax Claim, (ii) the Tax Controlling Party shall provide the Tax Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Claim, (iii) the Tax Controlling Party shall consult with the Tax Non-Controlling Party before taking any significant action in connection with such Tax Claim, (iv) the Tax Controlling Party shall consult with the Tax Non-Controlling Party and offer the Tax Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim, (v) the Tax Controlling Party shall defend such Tax Claim diligently and in good faith as if it were the only party-in-interest in connection with such Tax Claim, and (vi) the Tax Controlling Party shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of the Tax Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. The reasonable costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the claim for Seller Taxes and Purchaser Taxes.

(d)    Notwithstanding any of the foregoing, Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any Tax Return of (i) Seller or any of its Affiliates or (ii) a consolidated, combined or unitary group that includes Seller or any of its Affiliates, in each case other than any non-income Tax Return that relates to the Acquired Assets, Assumed Liabilities or the Business.

Section 7.5      Exclusive Remedy; No Recourse.

(a)    Purchaser and Seller acknowledge and agree that, except (i) in connection with Actual Fraud, (ii) with respect to the matters covered by Section 2.7, (iii) Seller’s right to indemnification under Section 5.8, and Section 5.9(d) and (iv) for the Parties’ right to seek and obtain any equitable relief pursuant to Section 10.11, from and after the Closing, the indemnification provisions of Section 7.2 and Section 7.3 shall be the sole and exclusive remedies of Seller and Purchaser for any Liabilities or Losses (including any Liabilities or Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that either Party may at any time suffer or incur, or become subject to, as a result of, or in connection with the transactions contemplated by this Agreement, including any breach of any representation, warranty, covenant or agreement in this Agreement. Without limiting the generality of the foregoing, Purchaser hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled. Notwithstanding anything to the contrary herein, Purchaser acknowledges and agrees that it is relying exclusively on, and its sole recourse for any actual or alleged breach of any representation or warranty set forth in this Agreement (or any certificate of other document delivered hereunder) will be, the R&W Insurance Policy. For the avoidance of doubt, nothing in this Agreement shall in any way limit the Purchaser from making any claims or receiving any recoveries under the R&W Insurance Policy, whether for breaches under this Agreement or any other claim that may be permitted to be made under the R&W Insurance Policy.

(b)    Notwithstanding anything to the contrary herein, Purchaser, on behalf of itself, its Affiliates and its and their Affiliates’ respective officers, directors, employees, members, partners, stockholders, other equity holders and other Representatives and agents, and their respective successors and assigns (collectively, the “Purchaser Related Parties”) hereby waives, to the fullest extent permitted by Law, any and all rights, claims, Actions and causes of action against Seller and each Seller Related Party (such released Persons, the “Seller Releasees”), and hereby releases and forever discharges, and shall have no recourse of any kind to, the Seller Releasees, in each case, under any theory of law or equity, including under any control person liability theory, with respect to all demands, proceedings, causes of action, suits, Contracts, Losses and Liabilities whatsoever of every name and nature relating to or arising from any actual or alleged breach of any representation, warranty, covenant or agreement set forth in this Agreement (or any certificate or other document delivered hereunder) or in connection with this Agreement or the transactions contemplated hereby, including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations set forth in this Agreement (or any certificate or other document delivered hereunder), the subject matter of this Agreement, the ownership, operation, management, use or control of the Acquired Assets or the Business prior to the Closing, any of their respective assets or liabilities, or any actions or omissions at or prior to the Closing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law (except to the extent solely related to the Excluded Assets and the Retained Liabilities). Purchaser shall not make, and Purchaser shall not permit any Purchaser Related Party to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Seller Releasees with respect to any Losses or Liabilities released pursuant to this Section 7.5(b).

(c)    Notwithstanding anything to the contrary herein, Seller, on behalf of itself and the Seller Related Parties, hereby waives, to the fullest extent permitted by Law, any and all rights, claims, Actions and causes of action against Purchaser and each Purchaser Related Party (such released Persons, the “Purchaser Releasees”), and hereby releases and forever discharges, and shall have no recourse of any kind to, the Purchaser Releasees, in each case, under any theory of law or equity, including under any control person liability theory, with respect to all demands, proceedings, causes of action, suits, Contracts, Losses and Liabilities whatsoever of every name and nature relating to or arising from any actual or alleged breach of any representation, warranty, covenant or agreement set forth in this Agreement (or any certificate or other document delivered hereunder) or in connection with this Agreement or the transactions contemplated hereby, including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations set forth in this Agreement (or any certificate or other document delivered hereunder), the subject matter of this Agreement, any of their respective assets or liabilities, or any actions or omissions at or prior to the Closing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, except, in each case, pursuant to any Ancillary Agreement pursuant to, and subject to, the terms and conditions set forth herein and therein. Seller shall not make, and Seller shall not permit any Seller Related Party to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Purchaser Releasees with respect to any Losses or Liabilities released pursuant to this Section 7.5(c).

(d)    Seller and Purchaser agree that the limits imposed on remedies with respect to this Agreement and the transactions contemplated hereby constitute an integral part of the consideration provided to Seller hereunder, were specifically bargained for between sophisticated parties and their respective counsel and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

Section 7.6      Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Losses shall be reduced by the amount of any third-party insurance, indemnity, contribution, reimbursement or similar proceeds that have been actually recovered by the Indemnified Party or its Affiliates with respect to such Loss (it being agreed that if such proceeds in respect of such Loss are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, the excess (if any) of (A) (i) the amount paid by the Indemnifying Party in respect of such Losses plus (ii) the amount received by the Indemnified Party in respect thereof, less the out-of-pocket expenses incurred in connection with, and the cost of any premium increases as a result of, such recoveries, over (B) the full amount of the Losses shall be promptly remitted to the Indemnifying Party), and the Indemnified Party shall use, and cause its Affiliates to use, reasonable best efforts to seek full recovery under all insurance, indemnity, contribution, reimbursement or similar provisions covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. Except for any rights or claims which the Indemnified Party may have against the insurer of the R&W Insurance Policy, upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article VII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights or claims which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights or claims to the Indemnifying Party or, where such assignment is not permitted, use reasonable best efforts to recover in respect of such rights or claims against the third parties on behalf of the Indemnifying Party.

Section 7.7      Limitation of Liability. In no event shall any Indemnifying Party have Liability to any Indemnified Party for, and Losses shall not be deemed to include, any consequential, special, incidental, exemplary, indirect, punitive or similar damages, or for any loss of future revenue, profits or income, or for any diminution in value damages measured as a multiple of earnings, revenue or any other performance metric, except for any such damages to the extent (x) components of Third-Party Claims or amounts owed to third parties in respect of which such Indemnifying Party is otherwise obligated to provide indemnification hereunder or (y) other than punitive or similar damages, that are the natural, probable or reasonably foreseeable result of the matter giving rise thereto. No Indemnified Party shall have any right to assert any claim against any Indemnifying Party with respect to any Loss to the extent such alleged Loss is a possible or potential Loss the Indemnified Party believes may be asserted rather than an actual Loss that has, in fact, been actually paid or incurred by such Indemnified Party. Neither the Purchaser Indemnified Parties, on the one hand, nor the Seller Indemnified Parties, on the other hand, shall be entitled to recover more than once in respect of the same Loss (it being understood and agreed that the intent is for there to be no duplication of recovery). Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VII to the extent any Losses were attributable to such Indemnified Party’s Actual Fraud or Willful Breach.

Section 7.8      Mitigation. Each of the Parties agrees to use, and to cause its Affiliates to use, its reasonable best efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder, provided, that the reasonable costs of such mitigation may be Losses hereunder.

Section 7.9      Tax Treatment of Indemnity Payments. Except to the extent otherwise required by applicable Law or pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Seller and Purchaser agree (and agree to cause their respective Affiliates) to treat any and all payments under this Article VII as an adjustment to the Closing Purchase Price for all federal, state, local and foreign Tax purposes.

Article VIII

TERMINATION

Section 8.1      Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)            by the mutual written consent of the Parties;

(b)            by either Seller or Purchaser, if:

(i)	the Closing shall not have occurred on or before the date that is nine (9) months after the date of this Agreement (the “Outside Date”); provided that if all of the conditions to the Closing, other than the conditions set forth in Section 6.1(a) or Section 6.1(b) (to the extent that the Legal Restraint is in respect of a consent, authorization or approval required under Section 6.1(a)), shall have been satisfied or waived or shall be capable of being satisfied on such date, the Outside Date may be extended on one or more occasions at the option of Seller or Purchaser to the date that is twelve (12) months after the date of this Agreement, which date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party (x) whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before the Outside Date or (y) during the pendency of any valid Action brought by the other Party for specific performance of this Agreement in accordance with the terms hereof;

(ii)	Seller (in the case of a termination by Purchaser) or Purchaser (in the case of a termination by Seller) shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in, in the case of a termination by Purchaser, Section 6.2(a) or Section 6.2(b), and in the case of a termination by Seller, Section 6.3(a) or Section 6.3(b), as applicable, and (B) (1) is incapable of being cured prior to the Outside Date or (2) has not been cured prior to the date that is sixty (60) days from the date that the breaching or non-performing Party is notified in writing by the other Party of such breach or failure to perform; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party if such Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement that would result in the conditions to Closing set forth in, in the case of a termination by Seller, Section 6.2(a) or Section 6.2(b), and in the case of a termination by Purchaser, Section 6.3(a) or Section 6.3(b) not being satisfied; or

(iii)	any (x) material Required Approval shall have been denied and such denial shall have become final and nonappealable; or (y) Legal Restraint permanently retraining, enjoining, making illegal, preventing or prohibiting consummation of the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable or any Law has been enacted, issued, adopted or promulgated permanently preventing or making illegal the consummation of the transactions contemplated by this Agreement; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall have complied in all material respects with its obligations under this Agreement, including Section 5.3, with respect to any such Required Approval and Legal Restraint;

Section 8.2      Notice of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party.

Section 8.3      Effect of Termination.

(a)     In the event of termination of this Agreement in accordance with Section 8.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party, except as set forth in the Confidentiality Agreement and this Section 8.3; provided that, subject to Section 8.3(c), termination of this Agreement shall not relieve any Party from Liability for Actual Fraud or Willful Breach of this Agreement. Notwithstanding anything to the contrary contained herein, Section 5.6, the second sentence of Section 5.3(d), the last sentence of Section 5.20(d), Section 5.20(f), Section 7.5(b), Section 7.5(c), Section 7.5(d), this Section 8.3 and Article X (Miscellaneous) shall survive any termination of this Agreement.

(b)     Purchaser shall pay to Seller (or its designee) $39,660,000 (the “Purchaser Termination Fee”) if Seller terminates this Agreement pursuant to Section 8.1(b)(ii).

(c)     Any Purchaser Termination Fee due under Section 8.3(b) shall be paid within twelve (12) Business Days after such termination, by wire transfer of same day funds to the account specified in writing by Seller. If Purchaser fails to pay the Purchaser Termination Fee when due, Purchaser will reimburse Seller for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by Seller of its rights under this Section 8.3 (collectively and subject to the provisions in the immediately following sentence, the “Collection Fees and Expenses”) within twelve (12) Business Days after Seller provides Purchaser with a notice of such Collection Fees and Expenses. For the avoidance of doubt, subject to the proviso, Purchaser fails to pay any amount when due pursuant to this Section 8.3, then Purchaser shall pay or cause to be paid to Seller (or its designee) the amount due, together with interest accruing daily on such amount from the date on which such payment was due at an annual rate equal to the prime rate set forth in The Wall Street Journal in effect on the date such payment was due; provided that, notwithstanding anything to the contrary, in no event shall such interest and any Collection Fees and Expenses collectively exceed $5,000,000 in the aggregate. Notwithstanding anything to the contrary set forth in this Agreement, but subject to the right to seek specific performance pursuant to Section 10.11 prior to any termination of this Agreement, the sole and exclusive remedy (whether at Law, in equity, in contract, in tort, based on fraud or any other theory, for Willful Breach, Actual Fraud or otherwise) whether for any and all Liabilities, Losses or damages suffered or incurred by the Seller or any Seller Related Party or otherwise, against the Purchaser, the Financing Entities or any Purchaser Related Party, in connection with this Agreement (or the actual or purported termination hereof) or any of the transactions contemplated hereby (or the abandonment thereof) or any matter forming the basis of termination of this Agreement or such transactions, the negotiation or execution of this Agreement or the performance or nonperformance or breach, including Willful Breach, of this Agreement, or Actual Fraud, shall be for Seller to terminate this Agreement and, to the extent payable, receive any Purchaser Termination Fee and Collection Fees and Expenses (and interest) from Purchaser pursuant to this Section 8.3(c). Upon termination of this Agreement in circumstances where no Purchaser Termination Fee is payable, or payment of the Purchaser Termination Fee (together with any Collection Fees and Expenses and interest pursuant to this Section 8.3(c)), none of Purchaser, the Financing Entities or any Purchaser Related Party shall have any further Liability to the Seller or any Seller Related Party relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary, while the Seller may pursue both a grant of specific performance prior to termination of this Agreement, and payment of the Purchaser Termination Fee (together with any Collection Fees and Expenses and interest thereon pursuant to this Section 8.3(c)) in the event this Agreement is terminated in circumstances where payable, Seller shall not in any circumstances or event be entitled to receive both a grant of specific performance pursuant to Section 10.11 (or otherwise) and payment of the Purchaser Termination Fee (or Collection Fees and Expenses or interest or monetary damages of any kind).

(d)     Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the Parties would not enter into this Agreement. The Parties acknowledge and hereby agree that the Purchaser Termination Fee if, as and when paid pursuant to this Section 8.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Seller such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall Purchaser be required to pay to Seller (or its designee) more than one (1) Purchaser Termination Fee pursuant to this Agreement.

Article IX

EMPLOYEES MATTERS

Section 9.1      Transfer of Business Employees. Promptly following the date of this Agreement, and in any event no later than ten (10) Business Days thereafter, Purchaser will, or will cause one or more of its Affiliates or designees to, offer employment to all of the Business Employees set forth in Section 1.1(h) of the Seller Disclosure Schedule, in each case containing terms and conditions that are in compliance with Section 9.3 below, and except as is provided in Section 9.2 below, with such employment to commence immediately upon the Closing. Seller and its Affiliates shall cooperate with and use their reasonable best efforts to assist Purchaser and its Affiliates in their efforts to secure the transition of the relevant Business Employees to Purchaser. All Business Employees who are (A) made an offer of employment by Purchaser or an Affiliate of Purchaser (collectively, the “Offered Business Employees”), (B) who accept Purchaser’s or an Affiliate of Purchaser’s offer of employment, and (C) commence employment with Purchaser or an Affiliate of Purchaser as of or following the Closing Date in accordance with Section 9.2 below, shall be referred to herein as the “Transferred Employees.” Seller and its Affiliates shall retain and be solely responsible for all Liabilities arising from or relating to Seller’s or any of its Affiliates identification of Business Employees (or the omission of any person from that list).

Section 9.2      Approved Leave of Absence.      In the case of an Offered Business Employee who, as of the Closing Date, is on a leave of absence by the Seller (other than any Offered Business Employee who is on vacation or other approved short-term leave of absence, including without limitation maternity or military leave), the employment of such Offered Business Employee with Purchaser or an Affiliate of Purchaser shall be effective upon his or her return to active work, provided that the Offered Business Employee reports to work with the Purchaser or an Affiliate of Purchaser, as applicable, within fifteen (15) days after the end of any such approved leave and, to the extent permitted by applicable law, in no event later than one hundred eighty (180) days following the Closing Date, and, as of such date, such Offered Business Employee shall be a Transferred Employee.

Section 9.3      Compensation and Employee Benefits.

(a)     Compensation and Benefits Comparability. Except as otherwise required by applicable Law, for a period of twelve (12) months following the Closing (the “Protected Period”), Purchaser shall, or shall cause its Affiliates to, provide to each Transferred Employee: (i) rates of hourly wages and annual base salaries which are no less favorable than those the Transferred Employees received immediately prior to the Closing; (ii) annual target cash bonus and target cash incentive opportunities (including commissions) which are no less favorable than those provided to the Transferred Employees immediately prior to the Closing; (iii) a primary work location that is not greater than thirty (30) miles from the Transferred Employee’s primary work location as of immediately prior to the Closing (which, for the avoidance of doubt, may be deemed either to be the Transferred Employee’s primary residence, if such Transferred Employee is working remotely, or the Transferred Employee’s designated Business office workplace location); (iv) employee benefits (including with respect to employer matching contributions under the Purchaser 401(k) Plan (as defined below)) that are substantially comparable, in the aggregate, to those provided to such Transferred Employees immediately prior to the Closing; and (v) a title that is the same or of the same status level, and scope of responsibilities that are the same as, substantially similar to, or that require the same skill set, in any such case that are in effect immediately prior to the Closing. In addition, if, during the Protected Period, a Transferred Employee’s employment is terminated under circumstances which would have entitled such employee to severance benefits under the Seller Severance Policy identified in Section 3.7(a) of the Seller Disclosure Schedule (the “Seller Severance Policy”), Purchaser shall provide to such Transferred Employee severance benefits that are no less favorable than the greater of (A) the severance benefits that would have been payable to each such Business Employee under the Seller Severance Policy, and (B) the severance benefits payable to similarly situated employees of Purchaser or its Affiliates, in the case of clause (A) and clause (B), taking into account such Business Employee’s additional period of service and increases in compensation following the Closing. The employment compensation, benefits and terms required to be provided by Purchaser or one of its Affiliates under this Section 9.3(a) in their totality shall constitute a “Comparable Offer.”

(b)            Severance or Other Termination Liabilities. Except as explicitly provided in this Section 9.3(b) regarding Business Employees who do not accept employment pursuant to an offer than is not a Comparable Offer or Section 9.3(i) with respect to the WARN Act, Seller and its Affiliates shall be solely responsible for any severance, termination indemnity, redundancy or similar termination payments or benefits, that may become due or payable to any Business Employee or other current or former employee of Seller or any Seller Subsidiary who is not a Business Employee; provided, that for the avoidance of doubt, this Section 9.3(b) shall not obligate Seller or its Affiliates to provide any severance or similar payments or benefits not otherwise required by the terms of any applicable Seller Benefit Plan. Purchaser and its Affiliates shall be solely responsible for any severance, termination indemnity, redundancy or similar termination payments or benefits that may become payable to any Business Employee who does not become an employee of Purchaser or its Affiliates because such Business Employee does not accept an offer of employment that is not a Comparable Offer or otherwise challenges such transfer of employment on the basis of any such offer. For the avoidance of doubt, Purchaser and its Affiliates shall be solely responsible for any severance, termination indemnity, redundancy or similar termination payments or benefits that may become payable to any Transferred Employee on or following the Closing Date.

(c)            Service Credit. For all purposes (including for purposes of vesting, eligibility to participate, and benefit accrual) (other than under any employee benefit plans of Purchaser and its Affiliates providing benefits to any Transferred Employees after the Closing (collectively, the “New Plans”) that is a defined benefit pension plan or retiree medical plan), each Transferred Employee shall be credited with such Transferred Employee’s years of service with Seller and its Affiliates and their respective predecessors prior to the Closing, to the same extent as such Transferred Employee was entitled, prior to the Closing, to credit for such service under any similar Seller Benefit Plan in which such Business Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Seller Benefit Plan in which such Transferred Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”).

(d)            Welfare Plans. For purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Business Employee, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and such employee’s covered dependents, unless such conditions would not have been waived under the comparable Seller Benefit Plans in which such employee participated immediately prior to the Closing, and Purchaser shall cause any eligible expenses incurred by such employee and such employee’s covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e)            Nonqualified Deferred Compensation Plans. Seller and its Affiliates shall retain all Liabilities with respect to the account balances and/or accrued benefits of the Transferred Employees in the nonqualified deferred compensation plan maintained by Seller or its Affiliates and identified as such on Section 3.7(a) of the Seller Disclosure Schedule.

(f)            Flexible Spending Accounts. Seller and Purchaser shall take all actions necessary or appropriate so that, effective as of the Closing Date: (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Transferred Employees who are participants in the Seller FSA Plan shall be transferred to one or more comparable plans of Purchaser (collectively, the “Purchaser FSA Plan”); (ii) the elections, contribution levels and coverage levels of such Transferred Employees shall apply under the Purchaser FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Transferred Employees shall be reimbursed from the Purchaser FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing Date occurs that are submitted to the Purchaser FSA Plan from and after the Closing Date on the same basis and on the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Seller shall pay Purchaser the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Purchaser shall pay Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(g)            401(k) Plan. Effective as of the Closing, Purchaser shall establish participation by the Transferred Employees in Purchaser’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each Transferred Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or the Seller Subsidiaries (collectively, the “Seller 401(k) Plans”). As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to the applicable Transferred Employees, and the Purchaser 401(k) Plan shall accept any such distribution (including loans) as a rollover contribution if so directed by such Transferred Employees.

(h)            Accrued Paid Time Off. Except as otherwise required by Law, Seller shall, no later than one payroll period following the Closing Date (and earlier if required by applicable Law), pay each Transferred Employee’s accrued and unused paid time off as of immediately prior to the Closing Date. Notwithstanding the foregoing, Purchaser shall allow the Transferred Employees listed on Schedule 9.3(h) of the Seller Disclosure Schedule (to be provided to Purchaser at Closing) to use the vacation and other paid time off or unpaid leave that has been scheduled prior to the Closing Date by such employees for periods on and after the Closing Date, to the same extent and on the same terms as provided under the applicable Seller Benefit Plan in effect immediately prior to the Closing Date and to the extent identified on Schedule 9.3(h); provided, that any such vacation or other paid time off shall be an advance of (and not in addition to) vacation or other paid time off under Purchaser’s policies, subject to each such Transferred Employee first executing a written agreement consistent with applicable Law providing for the deduction of the advanced vacation pay or other pay for non-working time from the Transferred Employee’s final compensation if the Transferred Employee resigns or is terminated before earning or accruing an equivalent amount of vacation or other paid time-off.

Section 9.4      WARN Act Compliance. Except as explicitly provided in this Section 9.3(i), Seller and its Affiliates shall be solely responsible for giving all necessary WARN Act notices with respect to employment losses that occur prior to or on the Closing Date (including as a result of the transactions contemplated by this Agreement) with respect to any employees involved in the Business, and Seller and its Affiliates shall be solely responsible for any Liabilities arising from or relating to Seller or its Affiliates’ failure to provide such proper WARN Act notices. Purchaser and its Affiliates shall be solely responsible for giving all necessary WARN Act notices with respect to employment losses experienced by Transferred Employees that occur after the Closing Date, and Purchaser and its Affiliates shall be solely responsible for any Liabilities arising from or relating to Purchaser and its Affiliates failure to provide such proper WARN Act notices. Subject to the following sentence, Purchaser and its Affiliates shall also be solely responsible for WARN Act Liabilities to the extent that Purchaser’s actions in ordering employment losses among the Transferred Employees after the Closing Date result in a retroactive requirement under the WARN Act that Seller or its Affiliates should have given such WARN Act notice prior to the Closing Date. On the Closing Date, Seller shall provide to Purchaser a complete and accurate list which includes (i) all “employment losses” within the Business, as that term is defined in the WARN Act, which occurred in the 90 calendar days preceding the Closing Date (including the employment site and date of each such employment loss), (ii) any Business Employees who as of the Closing Date are furloughed or on temporary layoff (including the employment site and date of commencement of such furlough or layoff), and (iii) any Business Employees who as of the Closing Date are working on a schedule of reduced hours by more than 50% (including the employment site and date of commencement of such reduction) (the “WARN List”).Short-Term Incentive Compensation. Prior to the Closing Date (or such later date on which such individual becomes a Transferred Employee), Seller shall, or shall cause its Affiliates to, pay (a) all earned but unpaid bonuses, commissions and other cash-based incentive compensation due to any Business Employee under any Seller Benefit Plan, and (b) to each bonus-eligible Business Employee, a bonus, calculated based on actual performance through the Closing Date (or such later date on which such individual becomes a Transferred Employee), or assuming the target level of performance, in each case as determined by Seller in its sole discretion, pursuant to any cash incentive or bonus program of Seller and its Affiliates in which such Business Employee is a participant immediately prior to the Closing Date (or such later date on which such individual becomes a Transferred Employee), prorated to correspond with the Business Employee’s applicable period of employment with Seller and its Affiliates during the calendar year in which the Closing Date occurs. Effective as of immediately following the Closing Date (or such later date on which such individual becomes a Transferred Employee), Purchaser shall, or shall cause one of its Affiliates, to cause each bonus-eligible Transferred Employee to become a participant in a cash incentive or bonus program of Purchase and its Affiliates for the remainder of the calendar year in which the Closing Date occurs.

Section 9.5             Immigration Compliance. From and after the date hereof and following the Closing, Purchaser shall, or shall cause its applicable Affiliates to, take all action necessary to process and support visa, green card or similar applications in respect of Business Employees as of the Closing Date.

Section 9.6           Communications. Prior to the Closing, any employee notices or communication materials (including website postings) from Purchaser or its Affiliates to the Business Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or directly related to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior review and comment of Seller.

Section 9.7             Third-Party Beneficiary Rights. Without limiting the generality of Section 10.5, this Article IX is included for the sole benefit of the Parties and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any current or former employee of Seller or any of its Affiliates, any Business Employee, or any Transferred Employee who is not a party to this Agreement. Nothing contained in this Agreement (express or implied) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No current or former employee of Seller or any of its Affiliates, nor any Business Employee or Transferred Employee, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Purchaser, Seller or any of their respective Affiliates under this Article IX.

Article X

MISCELLANEOUS

Section 10.1           Interpretation; Absence of Presumption.

(a)           It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would reasonably be expected to have a Business Material Adverse Effect or a Purchaser Material Adverse Effect, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule is or is not material or would reasonably be expected to have a Business Material Adverse Effect or a Purchaser Material Adverse Effect for purposes of this Agreement.

(b)            For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m. New York City time (as reported by Bloomberg L.P.), on the date for which such U.S. dollar amount is to be calculated, except as otherwise provided herein; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements mean “including, without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to any Contract are to that Contract, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” mean calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xiv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number means the subtraction of the absolute value of such negative number and the subtraction of a negative number means the addition of the absolute value of such negative number; (xv) the phrases “delivered” or “made available,” when used in this Agreement, means that the information referred to has been physically or electronically delivered to the relevant parties at least one (1) calendar day prior to the date hereof (including, in the case of “made available” to Purchaser, material that has been posted, retained and thereby made available to Purchaser through the on-line “virtual data room” established by Seller or its Representatives); (xvi) the term “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (xvii) “ordinary course of business” means the ordinary course of business consistent with past practice. In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement, this Agreement will control.

(c)            Any disclosure with respect to a Section or schedule of this Agreement, including any Section of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, shall be deemed to be disclosed for other Sections and schedules of this Agreement, including any Section of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, to the extent that the relevance of such disclosure is reasonably apparent on its face.

Section 10.2          Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement and the Ancillary Agreements.

Section 10.3           Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County (and in each case, appellate courts therefrom), in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County (and in each case, appellate courts therefrom). Each Party agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 10.7.

(b)            EACH PARTY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.3(b). NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.3(b) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.4           Entire Agreement. This Agreement, the Debt Commitment Letter, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 10.5           No Third-Party Beneficiaries. Except for Sections 5.2, 7.2, 7.3, 7.5, 10.15 and Article IX, in each case which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 10.6         Expenses. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

Section 10.7          Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or by electronic mail (“Email”) transmission (so long as no failure message is generated), and shall be directed to the address set forth below (or at such other address as such Party shall designate by like notice):

If to Seller, to:

WideOpenWest, Inc.
7887 East Bellview Avenue, Suite 1000
Englewood, CO 80111
Email:	craig.martin@wowinc.com
Attn:	Craig Martin

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Email:	AOEmmerich@wlrk.com
ETetelbaum@wlrk.com
Attn:	Adam O. Emmerich
Elina Tetelbaum

If to Purchaser, to:

Radiate HoldCo, LLC
650 College Road East, Suite 3100
Princeton, NJ 08540
Email:	jkramp@patmedia.us
Attn:	General Counsel

with a copy (which shall not constitute notice) to:

c/o Stonepeak Infrastructure Partners
55 Hudson Yards
550 W 34th Street, 48th Floor
New York, NY 10001
Email:	gentry@stonepeakpartners.com
saunders@stonepeakpartners.com
Attn:	Cyrus Gentry
Adrienne Saunders

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Email:	eli.hunt@stblaw.com
Attn:	Eli G. Hunt

Section 10.8           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns; provided that no Party may directly or indirectly assign (whether by operation of Law or otherwise) any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party.

Section 10.9           Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by each Party. Any Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.10         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations contained in Article VIII be construed as integral provisions of this Agreement and that such provisions and limitations shall not be severable in any manner that increases a party’s Liability or obligations under this Agreement.

Section 10.11         Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The Parties acknowledge and agree that the limitations on remedies of the Parties following termination of this Agreement set forth in Section 8.3 shall not limit the right of Seller to obtain specific performance pursuant to this Section 10.11 and that Seller is entitled to seek specific performance under this Agreement.

Section 10.12         Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)            Purchaser waives and will not assert, and agrees to cause its Affiliates to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”), in any matter involving this Agreement, the Ancillary Agreements or any agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the Ancillary Agreements or any agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (any such representation, the “Current Representation”).

(b)           Purchaser waives and will not assert, and agrees to cause its Affiliates to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person (including with respect to any communication occurring at or prior to the Closing, the Business) occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Affiliates, including in respect of any claim for indemnification by a Purchaser Indemnified Party, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and its Affiliates and that Seller, and not Purchaser or its Affiliates, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, neither Purchaser nor any of its Affiliates shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser or its Affiliates or to internal counsel relating to such engagement, and none of Purchaser or its Affiliates or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser or its Affiliates or does not belong to Seller. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Purchaser or its Affiliates may seek to prevent the disclosure of the Privileged Communications to such third party and request that Seller not permit such disclosure, and Seller shall consider such request in good faith.

Section 10.13         No Admission. Nothing herein shall be deemed an admission by Purchaser, Seller or any of their respective Affiliates, in any Action or proceeding by or on behalf of a third party, that Purchaser, Seller or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 10.14          Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.15         Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, Seller on behalf of itself and each of its controlled Affiliates hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon Seller or its controlled Affiliates in any such Action or proceeding shall be effective if notice is given in accordance with Section 10.7, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Financing Entities in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Entities will have any liability to Seller or any of its Affiliates or Representatives (for the avoidance of doubt, not including Purchaser and its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Purchaser against the Financing Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder following the Closing Date) and (h) agrees that the Financing Entities are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 10.15, and that such provisions and the definitions of “Financing Parties” and “Financing Entities” (and any other provisions of this Agreement to the extent an amendment, supplement, waiver or other modification of such provisions would modify the substance of such Sections) shall not be amended in any way materially adverse to the Financing Parties without the prior written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Asset Purchase Agreement to be duly executed on its behalf by its officer thereunto duly authorized as of the day and year first above written.

WIDEOPENWEST, INC.

By:	/s/ Teresa Elder
	Name:	Teresa Elder
	Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

RADIATE HOLDCO, LLC

By:	/s/ John Feehan
	Name:	John Feehan
	Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]